                                      Filed pursuant to Rule 424(b)(5)
                                      Registration Nos. 333-29013 and 33-62395

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 19, 1997)

                               14,000,000 SHARES

                                  VORNADO LOGO
                      COMMON SHARES OF BENEFICIAL INTEREST
                            ------------------------

    Vornado Realty Trust ("Vornado" and collectively with its consolidated subsidiaries, the "Company") is a fully-integrated real estate investment trust organized under the laws of the State of Maryland. The Company currently owns:
(i) 58 shopping center properties in seven states and Puerto Rico containing
10.5 million square feet, including 1.2 million square feet built by tenants on land leased from the Company; (ii) all or portions of 10 office building properties in the New York City metropolitan area (primarily Manhattan) containing 5.0 million square feet; (iii) eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; (iv) approximately 29.3% of the outstanding common stock of Alexander's, Inc., which has nine properties in the New York City metropolitan area; (v) a 40% interest in a hotel containing 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space; (vi) mortgages on various office, restaurant and other retail properties; and (vii) other owned retail properties. See "Recent Developments" for information on pending transactions.

    Upon completion of the pending investments described herein, the Company will have completed over $2 billion of real estate investments since January 1, 1997. Although past performance is no indication of future performance, the total return to holders of Vornado's common shares of beneficial interest (the "Common Shares") from December 18, 1996, the closing date of the Company's last offering of Common Shares, through September 30, 1997 was approximately 68%, including distributions and share price appreciation.

    All of the Common Shares offered hereby are being sold by Vornado. Of the 14,000,000 Common Shares offered hereby, 11,200,000 Common Shares are being initially offered in the United States and Canada, and the remaining 2,800,000 Common Shares are being initially offered outside of the United States and Canada. See "Underwriting." Upon the closing of this offering, Vornado's trustees and senior management will beneficially own approximately 28.7% of the common equity of the Company (representing a market value in excess of $900 million based on the last reported sale price of the Common Shares on the New York Stock Exchange (the "NYSE") on October 21, 1997). The Common Shares are listed on the NYSE under the symbol "VNO". On October 20, 1997, Vornado paid a 100% Common Share dividend to holders of record of Common Shares at the close of business on October 15, 1997 (all per share information in this Prospectus Supplement has been adjusted to reflect the 100% Common Share dividend). Vornado currently expects to declare a cash distribution of $.40 per Common Share in the fourth quarter of 1997, representing an increase of $.08 per Common Share, or 25%, over the $.32 per Common Share distribution declared in the third quarter of 1997. The last reported sale price of the Common Shares on the NYSE on October 21, 1997 was $46 per share.

    In order to maintain Vornado's qualification as a real estate investment trust ("REIT") for federal income tax purposes, Vornado's Declaration of Trust provides that no person may own more than 6.7% of the outstanding Common Shares. Shares owned in excess of such limit shall be deemed "Excess Shares" pursuant to Vornado's Declaration of Trust, in which case the holder will lose certain ownership rights with respect to such shares and Vornado will have the right to purchase such Excess Shares from the holder. See "Description of Common
Shares -- Restrictions on Ownership" in the accompanying Prospectus.

     SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================================
                                                              PRICE TO                                      PROCEEDS TO
                                                               PUBLIC               UNDERWRITING             COMPANY(2)
                                                                                    DISCOUNT(1)
------------------------------------------------------------------------------------------------------------------------------
Per Share.............................................          $45.00                 $2.14                   $42.86
------------------------------------------------------------------------------------------------------------------------------
Total(3)..............................................       $630,000,000           $29,960,000             $600,040,000
==============================================================================================================================

(1) The Company and Vornado Realty L.P. have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $1,300,000 payable by the Company.

(3) The Company has granted the several U.S. Underwriters a 30-day option to purchase up to 1,680,000 additional Common Shares to cover any over-allotments, and has granted the several International Managers a 30-day option to purchase up to 420,000 additional Common Shares to cover any over-allotments. If both options are exercised in full, the maximum total Price to Public, Underwriting Discount and Proceeds to Company will be $724,500,000, $34,454,000 and $690,046,000, respectively. See
    "Underwriting."
                            ------------------------

    The Common Shares are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares offered hereby will be made in New York, New York on or about October 27, 1997.
                            ------------------------
MERRILL LYNCH & CO.                                         GOLDMAN, SACHS & CO.
                         FURMAN SELZ
                             SALOMON BROTHERS INC

                                                                           SMITH
BARNEY INC.
                                                                  UBS SECURITIES

          The date of this Prospectus Supplement is October 21, 1997.

     Certain statements contained herein (including, without limitation, the statements under the caption "Prospectus Supplement Summary -- Summary Pro Forma and Selected Historical Consolidated Financial Data" that are not historical facts) or incorporated by reference herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Certain factors, as discussed herein or in Vornado's Exchange Act filings made with the Securities and Exchange Commission (the "Commission") incorporated by reference herein could cause actual results to differ materially from those in the forward-looking statements. Factors that might cause such a material difference include, but are not limited to (a) changes in the general economic climate, (b) local conditions such as an oversupply of space or a reduction in demand for real estate in the area, (c) conditions of tenants, (d) competition from other available space, (e) increased operating costs and interest expense, (f) the timing of and costs associated with property improvements, (g) changes in taxation or zoning laws, (h) government regulations, (i) failure of Vornado to continue to qualify as a REIT,
(j) availability of financing on acceptable terms, (k) potential liability under environmental or other laws or regulations and (l) general competitive factors.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES OFFERED HEREBY, INCLUDING STABILIZING TRANSACTIONS, THE PURCHASE OF COMMON SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein by reference. Except as otherwise specified herein, the information in this Prospectus Supplement and the accompanying Prospectus assumes no exercise of the Underwriters' over-allotment options and all share and per share information in this Prospectus Supplement has been restated to reflect a share split effected by means of the 100% share dividend paid on October 20, 1997 to record holders of the Common Shares as of the close of business on October 15, 1997. All references to the "Company" in this Prospectus Supplement shall be deemed to include Vornado and its consolidated subsidiaries, including Vornado Realty L.P., a Delaware limited partnership (the "Operating Partnership"), unless the context requires otherwise.

                                  THE COMPANY

     Vornado is a fully-integrated real estate investment trust organized under the laws of the State of Maryland. The Company currently owns: (i) 58 shopping center properties in seven states and Puerto Rico containing 10.5 million square feet, including 1.2 million square feet built by tenants on land leased from the Company; (ii) all or portions of 10 office building properties in the New York City metropolitan area (primarily Manhattan) containing 5.0 million square feet;
(iii) eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; (iv) approximately 29.3% of the outstanding common stock of Alexander's, Inc., which has nine properties in the New York City metropolitan area; (v) a 40% interest in a hotel containing 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space; (vi) mortgages on various office, restaurant and other retail properties; and (vii) other owned retail properties.

     The following table sets forth the percentage of the Company's total earnings before interest expense, taxes, depreciation and amortization ("EBITDA"), represented by type of business on a historical basis for the year ended December 31, 1996 and on a pro forma basis for the six months ended June 30, 1997. The pro forma column gives effect to the Recent Developments (as defined below) and the acquisitions completed by the Company after January 1, 1997 as if they had occurred on January 1, 1997. See "Recent Developments."

                                                                           PERCENTAGE OF EBITDA
                                                                         ------------------------
                            PROPERTY TYPE                                HISTORICAL     PRO FORMA
---------------------------------------------------------------------    ----------     ---------
Shopping centers.....................................................         72%           32%
Office buildings.....................................................          1%           31%
Cold storage.........................................................          0%           21%
Industrial...........................................................          5%            2%
Investment in Alexander's............................................         13%            4%
Other................................................................          9%           10%
                                                                             ---           ---
                                                                             100%          100%
                                                                             ===           ===

     The percentage of the Company's EBITDA generated by properties located in the Greater Metropolitan New York area was approximately 64% on a historical basis for the year ended December 31, 1996, and approximately 73% on a pro forma basis for the six months ended June 30, 1997.

                              RECENT DEVELOPMENTS

     Upon completion of the pending investments described in this Prospectus Supplement, the Company will have completed over $2 billion of real estate investments since January 1, 1997.

     The following table lists the most significant acquisitions or investments made by the Company in 1997 or which the Company is in contract to acquire.

                                                                                       INVESTMENT
        TRANSACTION           PROPERTY TYPE                DESCRIPTION                (IN MILLIONS)
---------------------------  ---------------   ------------------------------------  ---------------
The Mendik Company           Office            Interest in all or a portion of
                                               seven Manhattan office buildings
                                               containing approximately 4 million
                                               square feet                               $   656
Montehiedra Town Center      Shopping Center   525,000 square foot center in San
                                               Juan, Puerto Rico                              74
Caguas Centrum Shopping      Shopping Center   50% interest in center, currently
  Center(1)                                    under construction, in Caguas,
                                               Puerto Rico                                    68
90 Park Avenue               Office            Manhattan office building containing
                                               875,000 square feet                           185
Riese Properties             Restaurants       4 Manhattan properties, and a
                                               mortgage loan receivable
                                               cross-collateralized by another 10
                                               Manhattan properties                           67
Arbor Property Trust         Shopping Center   Super-regional enclosed mall
  (Green Acres)(1)                             containing 1.7 million square feet            225
Charles E. Smith Commercial  Office            15% limited partnership interest               60
  Realty, L.P.(1)
Hotel Pennsylvania           Hotel             40% interest in hotel containing
                                               800,000
                                               square feet of hotel space (1,700
                                               rooms), and 400,000 square feet of
                                               retail and office space                        64
YMCA Development(1)          Residential       Condominium units to be constructed
                                               overlooking Central Park, Manhattan            63
20 Broad Street Mortgage     Office            Mortgage loan on property leased to
                                               single tenant -- the New York Stock
                                               Exchange                                       27
Americold/URS Logistics(1)   Cold storage      60% interest in two cold storage and
                                               logistics warehouse companies                 569
                                                                                         -------
                                                                                         $ 2,058
                                                                                     ===========

---------------
(1) Pending transaction.

     Although past performance is no indication of future performance, the total return to holders of the Common Shares from December 18, 1996, the closing date of the Company's last offering of Common Shares, through September 30, 1997 was approximately 68%, including distributions and share price appreciation.

                                  THE OFFERING

Common Shares offered by the U.S.
Underwriters................................    11,200,000 shares

Common Shares offered by the International
Managers....................................    2,800,000 shares

Common Shares to be outstanding after the
Offering....................................    67,123,454 shares(1)

Use of Proceeds.............................    To pay approximately $310
                                                million of outstanding
                                                indebtedness under the Company's
                                                line of credit and to fund a
                                                portion of the purchase price of
                                                certain acquisitions. See
                                                "Recent Developments" and "Use
                                                of Proceeds."

New York Stock Exchange Symbol..............    "VNO"

---------------
(1) Includes 919,540 Common Shares held in trust for the benefit of Michael D. Fascitelli, the President and a trustee of Vornado, pursuant to his employment agreement, which Common Shares are not considered outstanding for accounting purposes. Excludes 7,273,730, 5,681,124, 7,903,720, and 2,998,302
    Common Shares, respectively, reserved for issuance (i) upon the exercise of outstanding options, (ii) upon the conversion of outstanding Operating Partnership Units of the Operating Partnership issued pursuant to agreements entered into in connection with the Mendik Transaction (as defined under "The Company" below), (iii) upon the conversion of outstanding shares of Vornado's $3.25 Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share ("Series A Convertible Preferred Shares"), and (iv) in connection with the Company's acquisition of Arbor Property Trust ("Arbor"), assuming that all shareholders of Arbor elect to receive Vornado Common Shares in exchange for their shares of Arbor. See "Recent Developments -- Arbor Property Trust."

     SUMMARY PRO FORMA AND SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables set forth unaudited pro forma condensed consolidated financial information and historical condensed consolidated financial information for the Company. The unaudited pro forma condensed consolidated financial information presents (i) the condensed consolidated pro forma statement of income for the Company for the year ended December 31, 1996 and the six months ended June 30, 1997 as if the Mendik Transaction (as defined under "The Company" below) and its acquisitions of or investments in 90 Park Avenue, Arbor, Montehiedra, Riese, Charles E. Smith Commercial Realty L.P., the Hotel Pennsylvania and the Cold Storage Companies (each as described under "Recent Developments" below) (collectively, the "Current Acquisitions") had occurred or been made on January 1, 1996, and (ii) the condensed consolidated pro forma balance sheet data of the Company as of June 30, 1997, as if the Current Acquisitions had occurred on June 30, 1997.

     The unaudited condensed consolidated pro forma financial information is not necessarily indicative of what the Company's actual results of operations or financial position would have been had the Current Acquisitions been consummated on the dates indicated, nor does it purport to represent the Company's results of operations or financial position for any future period. The results of operations for the period ended June 30, 1997 are not necessarily indicative of the operating results for the full year. All share and per share information has been restated to reflect the 100% Common Share dividend paid by the Company on October 20, 1997.

     The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended (the "1996 10-K"), its Quarterly Report on Form 10-Q for the period ended June 30, 1997 (the "June 10-Q") and its Current Reports on Form 8-K dated March 12, 1997, April 3, 1997, April 15, 1997, May 7, 1997, June 27, 1997, August 21, 1997, September 11, 1997 and October 8, 1997
(the "Form 8-K Reports") incorporated herein by reference.

                                 PRO FORMA           SIX MONTHS            PRO FORMA
                                SIX MONTHS         ENDED JUNE 30,         YEAR ENDED            YEAR ENDED DECEMBER 31,
                                ENDED JUNE    -------------------------    DECEMBER     ---------------------------------------
                                30, 1997(1)      1997          1996       31, 1996(1)      1996          1995          1994
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
OPERATING DATA
Revenues:
  Property rentals............  $   128,099   $    63,471   $    43,157   $   241,972   $    87,424   $    80,429   $    70,755
  Expense reimbursements......       29,198        15,161        13,701        64,295        26,644        24,091        21,784
  Other income................        2,247         1,327           997         3,565         2,819         4,198         1,459
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total revenues........      159,544        79,959        57,855       309,832       116,887       108,718        93,998
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Expenses:
  Operating...................       55,774        26,658        18,059       119,012        36,412        32,282        30,223
  Depreciation and
    amortization..............       20,305         8,429         5,732        49,942        11,589        10,790         9,963
  General and
    administrative............        5,825         4,748         2,508         8,162         5,167         6,687         6,495
  Amortization of officer's
    deferred compensation
    expense...................       12,498        12,498            --         2,083         2,083            --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total expenses........       94,402        52,333        26,299       179,199        55,251        49,759        46,681
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating income..............       65,142        27,626        31,556       130,633        61,636        58,959        47,317
Income applicable to Cold
  Storage Companies...........        2,972                                     5,539
Income (loss) applicable to
  Alexander's:
  Equity in income (loss).....           (7)           (7)         (120)        1,679         1,679        (1,972)           --
  Depreciation................         (300)         (300)         (314)         (571)         (571)         (417)           --
  Interest income on loan.....        3,149         3,149         3,459         6,848         6,848         6,343            --
Income from investment in
  management companies........        1,484           520         1,379         3,326         1,855           788            --
Equity in net income of
  investees...................        2,819           282            --         5,609            --            --            --
Interest income on mortgage
  loans receivable............        3,259         4,305         1,250         6,577         2,579            --            --
Other interest and dividend
  income......................        7,673         6,774         1,773         5,667         3,151         5,439         7,489
Interest and debt expense.....      (23,415)      (17,350)       (8,415)      (43,359)      (16,726)      (16,426)      (14,209)
Gain on marketable
  securities..................          579           579           474           913           913           294           643
Minority interest of
  unitholders in the Operating
  Partnership.................       (5,184)       (2,100)           --       (10,372)           --            --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------

                                 PRO FORMA           SIX MONTHS            PRO FORMA
                                SIX MONTHS         ENDED JUNE 30,         YEAR ENDED            YEAR ENDED DECEMBER 31,
                                ENDED JUNE    -------------------------    DECEMBER     ---------------------------------------
                                30, 1997(1)      1997          1996       31, 1996(1)      1996          1995          1994
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Net income....................       58,171        23,478        31,042       112,489        61,364        53,008        41,240
Preferred stock dividends.....       (9,992)       (4,855)           --       (19,800)           --            --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income applicable to
  common shares...............  $    48,179   $    18,623   $    31,042   $    92,689   $    61,364   $    53,008   $    41,240
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Weighted average number of
  common shares and common
  share equivalents...........   70,434,764    53,437,682    48,929,844    66,203,966    49,206,884    47,159,338    43,707,440
  Net income per common
    share.....................  $      0.68   $      0.35   $      0.63   $      1.40   $      1.25   $      1.12   $      0.94
Cash dividends declared per
  common share................                       0.64          0.61                        1.22          1.12          1.00
BALANCE SHEET DATA
As at:
  Total assets................  $ 2,165,338   $ 1,646,296   $   565,204           N/A   $   565,204   $   491,496   $   393,538
  Real estate, at cost........    1,141,300     1,047,477       397,298           N/A       397,298       382,476       365,832
  Accumulated depreciation....      159,450       159,450       151,049           N/A       151,049       139,495       128,705
  Debt........................      670,016       862,883       232,387           N/A       232,387       233,353       234,160
  Shareholders' equity........    1,237,320       539,341       276,257           N/A       276,257       194,274       116,688
OTHER DATA
Funds from Operations(2):
  Net income applicable to
    common shares.............  $    48,179   $    18,623   $    31,042   $    92,689   $    61,364   $    53,008   $    41,240
  Depreciation and
    amortization of real
    property..................       17,632         7,857         5,251        48,936        10,583        10,019         9,192
  Straight-lining of rental
    income....................       (2,150)       (1,487)       (1,277)      (12,423)       (2,676)       (2,569)       (2,181)
  Leasing fees received in
    excess of income
    recognized................        1,303         1,303           890         1,805         1,805         1,052            --
  Losses (gains) on sale of
    securities available for
    sale......................           --            --            --            --            --           360           (51)
  Vornado's proportionate
    share of adjustments to
    Alexander's income
    (loss)to arrive at funds
    from operations...........           --           327            66            --        (1,760)          539            --
  Vornado's proportionate
    share of adjustments to
    net income of investees to
    arrive at funds from
    operations................       17,292           560            --        30,256            --            --            --
  Non-recurring lease
    cancellation income and
    write-off of related
    costs.....................      (11,581)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Funds from operations.......  $    70,675   $    27,183   $    35,972   $   161,263   $    69,316   $    62,409   $    48,200
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Cash flow provided by (used
    in):
    Operating activities......  $    95,368   $    50,989   $    33,776   $   185,212   $    70,703   $    62,882   $    46,948
    Investing activities......  $  (976,655)  $  (629,813)  $    13,160   $  (664,166)  $    14,912   $  (103,891)  $   (15,434)
    Financing activities......  $   978,447   $   688,954   $   (49,315)  $   553,088   $   (15,046)  $    36,577   $   (32,074)

---------------
(1) The sale of the Common Shares reflected herein is not subject to the consummation of any of the pending acquisitions or investments described in this Prospectus Supplement, nor are any of such pending acquisitions or investments subject to the prior sale of such Common Shares.

(2) Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of funds from operations. Funds from operations should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. Management considers funds from operations a supplemental measure of operating performance and along with cash flow from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. Funds from operations may not be comparable to similarly titled measures employed by other REITs since a number of REITs', including the Company's, method of calculating funds from operations is different from that used by the National Association of Real Estate Investment Trusts ("NAREIT"). Funds from operations, as defined by NAREIT, represents net income applicable to common shares before depreciation and amortization, extraordinary items and gains or losses on sales of real estate. Funds from operations as disclosed above has been modified to adjust for the effect of straight-lining of property rentals for rent escalations and leasing fee income.

                            ADDITIONAL RISK FACTORS

     In addition to the other information in this Prospectus Supplement and the accompanying Prospectus, the following factors and the factors set forth under "Risk Factors" in the accompanying Prospectus should be considered carefully in evaluating an investment in the Common Shares offered hereby.

RISKS ASSOCIATED WITH ACQUISITION OF COLD STORAGE COMPANIES

     On September 26, 1997, the Company entered into agreements to acquire Americold Corporation ("Americold") and URS Logistics, Inc. ("URS", and together with Americold, the "Cold Storage Companies"). See " Recent Developments -- Cold Storage." Americold is the nation's largest cold storage and logistics warehouse company. URS is a leading provider of refrigerated and frozen storage and frozen food distribution services. The Company has not previously engaged in the cold storage business and there can be no assurance that the Company will be able to successfully manage the Cold Storage Companies' businesses. The businesses of the Cold Storage Companies may also be subject to certain other risks, including dependence on key customers and downturns in agricultural markets resulting from severe weather or other factors. In addition, certain of Americold's existing debt may be in default (upon completion of the acquisition) and/or contains covenants that restrict Americold's ability to pay dividends, make investments or acquisitions, or engage in certain other corporate transactions. Although the Company expects to refinance such debt of Americold, there can be no assurance as to the availability on acceptable terms or timing of such refinancings.

LACK OF CONTROL OF AFFILIATES

     Certain of the Company's businesses are currently conducted by corporations in which the Company owns all of the preferred stock ("preferred stock affiliates") and none of the common equity. Ownership of the preferred stock entitles the Company to substantially all of the economic benefits of such affiliates. The common stock of the preferred stock affiliates is owned by officers and/or trustees of Vornado. Accordingly, the Company is not able to elect the boards of directors of the preferred stock affiliates, and does not have the authority to control the management and operations of such affiliates. As a result, the Company does not have the right to control the timing or amount of dividends paid by such affiliates and, therefore, does not have the authority to require that funds be distributed to it by any of these entities. To date, the EBITDA contribution of the Company's existing preferred stock affiliates has not been material. The Company anticipates that the acquisition of the Cold Storage Companies will initially be conducted through newly created preferred stock affiliates, the common stock of which will be owned by Vornado officers and/or trustees. See "Recent Developments -- Cold Storage."

                                  THE COMPANY

     Vornado is a fully-integrated real estate investment trust organized under the laws of the State of Maryland. The Company currently owns: (i) 58 shopping properties in seven states and Puerto Rico containing 10.5 million square feet, including 1.2 million square feet built by tenants on land leased from the Operating Partnership; (ii) all or portions of 10 office building properties in the New York City metropolitan area (primarily Manhattan) containing 5.0 million square feet; (iii) eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; (iv) approximately 29.3% of the outstanding common stock of Alexander's, Inc., which has nine properties in the New York City metropolitan area; (v) a 40% interest in a hotel containing approximately 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space; (vi) mortgages on various office, restaurant and other retail properties; and (vii) other owned retail properties.

     In April 1997, Vornado transferred substantially all of its assets to the Operating Partnership. As a result, Vornado now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership, in which Vornado is the sole general partner and in which it owns a 90% limited partnership interest as of September 30, 1997.

     Simultaneously with the formation of the Operating Partnership, the Company consummated the acquisition of interests in all or a portion of seven Manhattan office buildings (the "Mendik Properties") and a management company held by the Mendik Group (Bernard H. Mendik, David R. Greenbaum and certain entities controlled by them) and certain of its affiliates (the "Mendik Transaction"), which is operated as the Mendik Division of the Company. The Mendik Properties include (i) four wholly-owned properties: Two Penn Plaza, Eleven Penn Plaza, 1740 Broadway and 866 U.N. Plaza and (ii) three partially-owned properties: 2 Park Avenue (40% interest), 330 Madison Avenue (24.8% interest) and 570 Lexington Avenue (5.6% interest). The consideration for the Mendik Transaction was approximately $656,000,000, including $264,000,000 in cash, $177,000,000 in limited partnership units of the Operating Partnership and $215,000,000 in indebtedness. The Company financed the cash portion of the Mendik Transaction by means of a public offering of Series A Convertible Preferred Shares. The acquisition was recorded under the purchase method of accounting.

     In addition, on April 15, 1997, the Operating Partnership entered into a Credit Agreement with Union Bank of Switzerland ("UBS") pursuant to which the Operating Partnership borrowed $400,000,000. The Credit Agreement was subsequently replaced with a $600,000,000 revolving line of credit provided by lending institutions led by UBS. Loans under the line of credit accrue interest at a floating rate based on LIBOR (at October 8, 1997, the rate was 6.5% per annum) and mature, assuming exercise of extension options, on July 17, 2000.

     On April 18, 1997, the Company acquired The Montehiedra Town Center located in San Juan, Puerto Rico, from Kmart Corporation ("Kmart") for approximately $74,000,000, of which $63,000,000 is newly-issued ten year indebtedness. The Montehiedra shopping center, which opened in 1994, contains 525,000 square feet, including a 135,000 square foot Kmart store. In addition, the Company agreed to acquire Kmart's 50% interest in the Caguas Centrum Shopping Center, which is currently under construction, located in Caguas, Puerto Rico. This acquisition is expected to close in 1998. See "Recent Developments -- Puerto Rico Transactions."

SHOPPING CENTERS

     The Company's shopping centers are generally located on major regional highways in mature, densely populated areas. The Company believes its shopping centers attract consumers from a regional, rather than a neighborhood, marketplace because of their locations on regional highways and the high percentage of square feet dedicated to large stores. The occupancy rate of the shopping center properties was 91% at September 30, 1997 and 1996 and has been over 90% in each of the past five years.

     As of September 30, 1997, approximately 80% of the square footage of the shopping centers was leased to large stores (over 20,000 square feet) and over 93% was leased to tenants whose businesses are national or regional in scope. The Company's large tenants include destination retailers such as discount department stores, supermarkets, home improvements stores, discount apparel stores, membership warehouse clubs and "category killers." Category killers are large stores which offer a complete selection of a category of items (e.g., toys, office supplies, etc.) at low prices, often in a warehouse format. The Company's large store tenants typically offer basic consumer necessities such as food, health and beauty aids, moderately priced clothing, building materials and home improvement supplies, and compete primarily on the basis of price. The Company believes that because the stores operated by its tenants offer basic consumer necessities, demand typically continues even during economic declines, which therefore may mitigate the effects on its properties of adverse changes in general economic conditions. However, demand for retail space continues to be impacted by the bankruptcy of a number of retail companies and a general trend toward consolidation in the retail industry which could adversely affect the ability of the Company to attract or retain tenants.

     Substantially all of the Company's large store leases are long-term with fixed base rents and provide for step-ups in rent typically occurring every five years. In addition, the Company's leases generally provide for additional rents based on a percentage of tenants' sales. Of the Company's $80,000,000 of shopping center rental revenue in 1996, base rents accounted for approximately 99% and percentage rent accounted for approximately 1%. The Company's leases generally pass through to tenants the tenant's share of all common area charges (including roof and structure, unless it is the tenant's direct responsibility), real estate taxes, insurance costs and certain capital expenditures. As of September 30, 1997, the average annual base rent per square foot for the Company's shopping centers was $9.67. From 1992 through 1996, property rentals from shopping centers were $56,900,000, $61,900,000, $64,700,000, $74,300,000 and $80,000,000, respectively. At September 30, 1997, no single shopping center property accounted for more than 5.8% of the total leasable area of the Company's shopping center properties or more than 3.3% of total pro forma property rentals.

OFFICE PROPERTIES

     The Company's office properties are located in the New York City metropolitan area (primarily in midtown Manhattan) and are primarily managed and leased by its Mendik Division.

     Of the ten properties, five were constructed in the 1960s, two were constructed in the 1950s, one was constructed in the 1930s and two were constructed in the 1920s. In 1988, the Mendik Group initiated an extensive renovation program in order to assure the continued competitiveness of these properties. Approximately $85,000,000 was expended at the properties (excluding the redevelopment costs associated with 570 Lexington Avenue) for building improvements and equipment upgrades (excluding the cost of tenant improvements). As a result of this recently completed renovation program, the Company believes that the properties have state-of-the-art infrastructure and are well positioned to compete with other Class A office properties in their respective submarkets.

     The office properties are leased to over 400 tenants, which are engaged in a variety of businesses, including financial services, investment banking, publishing, computer technology, health care services, accounting and law. The average lease term of a tenant's lease is eleven years. Leases typically provide for step-ups in rent periodically over the term of the lease and pass through to tenants the tenant's share of increases in real estate taxes and operating expenses for a building over a base year. Electricity is provided to tenants on a submetered basis or rent inclusion basis. Leases also typically provide for tenant improvement allowances for all or a portion of the tenant's initial construction of its premises.

     The occupancy rate of the office properties was 91% as of September 30, 1997. The average annual base rent per square foot as of September 30, 1997 for the office properties was $27.39. At September 30, 1997, no single tenant accounted for more than 5.0% of the Company's total leasable office property square footage. Revenues for Two Penn Plaza accounted for 14.0% of total pro forma property rentals for the year ended December 31, 1996. No other office property exceeded 10% of the total pro forma property rentals. In addition to managing the Company's office buildings, the Mendik Division manages other properties in the New York City Metropolitan area which contain approximately 5,600,000 of rentable square feet.

MAJOR TENANTS

     Only one of the Company's tenants accounted for more than 3% of pro forma property rentals for the year ended December 31, 1996 -- Bradlees accounted for 8.0% of total pro forma property rentals. In June 1995, Bradlees filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company currently leases 16 locations to Bradlees. Of these locations, 14 are fully guaranteed by Stop & Shop Companies, Inc. ("Stop & Shop"), a wholly-owned subsidiary of Royal Ahold NV, a leading international food retailer, and one is guaranteed as to 70% of the rent.

RELATIONSHIP WITH ALEXANDER'S

     The Company owns 29.3% of the outstanding shares of common stock of Alexander's. (See "-- Interstate Properties" below for a description of Interstate Properties' ownership of the Company and Alexander's.)

     Alexander's has nine properties (where its department stores were formerly located) consisting of:

     Operating properties:

          (i) The Rego Park I Property located in Queens, New York.

          (ii) A 50% interest in the 427,000 square feet of mall stores at the Kings Plaza Shopping Center (the "Kings Plaza Mall") located in Brooklyn, New York.

          (iii) The Fordham Road Property located in the Bronx, New York.

          (iv) The Flushing Property located in Flushing, New York.

          (v) The Third Avenue Property located in the Bronx, New York.

     The occupancy rate of Alexander's operating properties was 77.0% at September 30, 1997.

     Non-operating properties to be developed:

          (vi) The Lexington Avenue property, which comprises the entire square block bounded by Lexington Avenue, East 59th Street, Third Avenue and East 58th Street in Manhattan, New York. This property is owned by a limited partnership in which Alexander's is the general partner and owns approximately 92% of the limited partnership interests. Alexander's redevelopment plans include razing the existing building and developing a large, multi-use building, requiring capital expenditures in excess of $300,000,000. No development decisions have been finalized.

          (vii) The Paramus property, which consists of 39.3 acres of land, including its former store building, located at the intersection of Routes 4 and 17 in Paramus, New Jersey. Approximately nine acres located on the property's periphery are subject to condemnation by the State of New Jersey. Alexander's and the New Jersey Department of Transportation (the "DOT") are negotiating an agreement pursuant to which the DOT will pay approximately $14,700,000 for the acreage subject to condemnation and grant Alexander's the right to develop up to 550,000 square feet on the remaining acreage. The agreement with the DOT is subject to negotiation of final documentation and to certain municipal approvals. Alexander's is considering razing the existing building and developing a two or three level shopping center on the site. The estimated total cost of such redevelopment is between $60,000,000 and $70,000,000. No development decisions have been finalized.

          (viii) The Kings Plaza Store, a 339,000 square foot anchor store, which is one of the two anchor stores at the Kings Plaza Mall Shopping Center. In January 1997, Sears leased 289,000 square feet at this location for use as a full-line department store expected to open in the last quarter of 1997.

          (ix) Rego Park II, comprising one and one-half square blocks of vacant land adjacent to the Rego Park I location.

     The Company expects to provide a portion of the financing required for Alexander's redevelopment projects. None of the redevelopment plans for the non-operating properties have been finalized.

     In March 1995, the Operating Partnership lent Alexander's $45,000,000 to repay its creditors and provide working capital. The loan matures in March 1998, and bears interest at 15.60%. Management believes there are no indications of impairment in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan."

     Property rentals from Caldor, which filed for relief under Chapter 11 of the United States Bankruptcy Code in September 1995, represented approximately 29% and 36% of Alexander's consolidated revenues for the six months ended June 30, 1997 and the year ended December 31, 1996. Caldor rejected its Fordham Road lease effective June 6, 1997 and, accordingly, no longer pays rent. Alexander's has filed a claim for damages based on such rejection. The annual base rental revenue under this lease was $3,537,000 (approximately 15% of Alexander's consolidated revenues). The rejection of the Fordham Road lease and the loss of property rental payments, if any, under the Caldor lease for the Flushing Property, could have a material adverse effect on Alexander's financial condition and results of operations.

     The Company manages, develops and leases the Alexander's properties under a management and development agreement and a leasing agreement pursuant to which the Company receives annual fees from Alexander's.

     Alexander's common stock is listed on the NYSE under the symbol "ALX".

INTERSTATE PROPERTIES

     As of September 30, 1997, Interstate Properties owned 21.9% of the outstanding Common Shares of Vornado (assuming the conversion of all of the Operating Partnership units) and 27.1% of the outstanding shares of Alexander's common stock. Interstate Properties is a general partnership in which Steven Roth, David Mandelbaum and Russell B. Wight, Jr. are partners. Mr. Roth is the Chairman of the Board and Chief Executive Officer of the Company, the Managing General Partner of Interstate Properties, and the Chief Executive Officer and a director of Alexander's. Messrs. Mandelbaum and Wight are trustees of the Company and are also directors of Alexander's. Effective March 2, 1995, for a three-year period, the Company and Interstate Properties agreed not to own in excess of two-thirds of the outstanding shares of Alexander's common stock or enter into certain other transactions with Alexander's, without the consent of the independent directors of Alexander's.

CAPITAL RESOURCES

     The Company anticipates that cash from continuing operations will be adequate to fund business operations and the payment of dividends and distributions on an ongoing basis for more than the next twelve months; however, capital outlays for acquisitions and investments, including those described under "Recent Developments" below, may require funding from borrowings or equity offerings in addition to the Common Shares offered hereby.

                                   PROPERTIES

VORNADO

     The following table sets forth certain information for the properties owned by the Company as of September 30, 1997. The Principal Tenants set forth below, which are primarily tenants which occupy 30,000 square feet or more, accounted for approximately 70% of total square footage.

                                                                         LEASABLE BUILDING
                                                                           SQUARE FOOTAGE
                                                                      ------------------------
                                                 YEAR                               OWNED BY                  AVERAGE
                                              ORIGINALLY     LAND      OWNED/      TENANT ON     NUMBER      ANNUALIZED
                                               DEVELOPED     AREA     LEASED BY   LAND LEASED      OF        BASE RENT
                  LOCATION                    OR ACQUIRED   (ACRES)    COMPANY    FROM COMPANY   TENANTS   PER SQ. FT.(1)
--------------------------------------------- -----------   -------   ---------   ------------   -------   --------------
OFFICE BUILDINGS
  (MENDIK DIVISION)
NEW YORK
  Two Penn Plaza, Manhattan..................   1978           2.7    1,474,526                      76        $26.12
  Eleven Penn Plaza, Manhattan...............   1980           1.3     956,280                       70         25.19
  1740 Broadway, Manhattan...................   1990           0.7     551,301                       16         32.17
  866 United Nations Plaza,
    Manhattan................................   1978           2.1     384,815                       82         29.29
  90 Park Avenue, Manhattan..................   1997           0.9     877,033                       27         31.15
  Two Park Avenue, Manhattan
    (40% Ownership)..........................   1986           1.0     946,697                       39         22.49
  330 Madison Avenue, Manhattan
    (24.75% Ownership).......................   1979           0.8     770,828                       44         33.35
  570 Lexington Avenue, Manhattan
    (5.6% Ownership).........................   1994           0.3     433,342                       27         31.12
  825 Seventh Avenue, Manhattan
    (50% Ownership)..........................   1996           0.5     149,000                        1          7.65
NEW JERSEY
  Paramus(4).................................   1987           3.4     118,225                       24         16.92
                                                            -------   ---------                  -------       ------
  TOTAL OFFICE BUILDINGS.....................                 13.7    6,662,047                     406         27.39
                                                            -------   ---------                  -------       ------
  VORNADO'S OWNERSHIP INTEREST...............                 12.0    5,030,406
                                                            -------   ---------


                                                                                       LEASE
                                                                                     EXPIRATION
                                                PERCENT           PRINCIPAL           /OPTION      ENCUMBRANCES
                  LOCATION                     LEASED(1)           TENANTS           EXPIRATION   (IN THOUSANDS)
---------------------------------------------  ---------   ------------------------  ----------   --------------
                                              <
OFFICE BUILDINGS
  (MENDIK DIVISION)
NEW YORK
  Two Penn Plaza, Manhattan..................      84%     Digital Equipment           1998          $ 80,000
                                                           Information Builders,     2013/2023
                                                           Inc.
  Eleven Penn Plaza, Manhattan...............      96%     Times Mirror                2001            54,836
                                                           General Mills               2002
  1740 Broadway, Manhattan...................     100%     Mutual of New York        2016/2026        --
                                                           William Douglas McAdams     2007
  866 United Nations Plaza,
    Manhattan................................      97%     Mission of Japan            2006            33,000
  90 Park Avenue, Manhattan..................      94%     Sterling Drug             2015/2035        --
  Two Park Avenue, Manhattan
    (40% Ownership)..........................      94%     Times Mirror              2010/2025         65,000
                                                           Smith Barney                1998
  330 Madison Avenue, Manhattan
    (24.75% Ownership).......................      92%     BDO Seidman               2010/2015         94,058
  570 Lexington Avenue, Manhattan
    (5.6% Ownership).........................      52%     Quebecor                    2006           --
                                                           Brean Murray                2011
  825 Seventh Avenue, Manhattan
    (50% Ownership)..........................     100%     American Broadcasting       1999           --
                                                           Companies
NEW JERSEY
  Paramus(4).................................      52%                                                    686
                                                  ---                                             --------------
  TOTAL OFFICE BUILDINGS.....................      89%                                                327,580
                                                  ---                                             --------------
  VORNADO'S OWNERSHIP INTEREST...............      91%                                                217,801
                                                  ---                                             --------------

                                                                         LEASABLE BUILDING
                                                                           SQUARE FOOTAGE
                                                                      ------------------------
                                                 YEAR                               OWNED BY                  AVERAGE
                                              ORIGINALLY     LAND      OWNED/      TENANT ON     NUMBER      ANNUALIZED
                                               DEVELOPED     AREA     LEASED BY   LAND LEASED      OF        BASE RENT
                  LOCATION                    OR ACQUIRED   (ACRES)    COMPANY    FROM COMPANY   TENANTS   PER SQ. FT.(1)
--------------------------------------------- -----------   -------   ---------   ------------   -------   --------------
SHOPPING CENTERS
NEW JERSEY
  Atlantic City..............................   1965          17.7     135,774        --           --          --
  Bordentown.................................   1958          31.2     178,678        --              4          6.54
  Bricktown..................................   1968          23.9     259,888          2,764        20         10.12
  Cherry Hill................................   1964          37.6     231,142         63,511        13          8.94
  Delran.....................................   1972          17.5     167,340          4,299         5          5.32
  Dover......................................   1964          19.6     172,673        --             13          6.07
  East Brunswick.............................   1957          19.2     219,056         10,400         6         10.98
  East Hanover...............................   1962          24.6     271,066        --             17         10.30
  Hackensack.................................   1963          21.3     207,548         59,249        21         15.01
  Jersey City................................   1965          16.7     222,478          3,222        11         12.20
  Kearny.....................................   1959          35.3      41,518         62,471         4          6.64
  Lawnside...................................   1969          16.4     145,282        --              3          9.72
  Lodi.......................................   1975           8.7     130,000        --              1          8.50
  Manalapan..................................   1971          26.3     194,265          2,000         7          8.88
  Marlton....................................   1973          27.8     173,238          6,836        10          8.52
  Middletown.................................   1963          22.7     179,584         52,000        23         12.43
  Morris Plains..............................   1985          27.0     171,493          1,000        19         11.39
  North Bergen...............................   1959           4.6       6,515         55,597         3         26.21
  North Plainfield (4).......................   1989          28.7     217,360        --             16          8.63


                                                                                       LEASE
                                                                                     EXPIRATION
                                                PERCENT           PRINCIPAL           /OPTION      ENCUMBRANCES
                  LOCATION                     LEASED(1)           TENANTS           EXPIRATION   (IN THOUSANDS)
---------------------------------------------  ---------   ------------------------  ----------   --------------
                                              <
SHOPPING CENTERS
NEW JERSEY
  Atlantic City..............................    --                                                     2,135
  Bordentown.................................     100%     Bradlees (2) (3)          2001/2021          3,276
                                                           Shop-Rite                 2011/2016
  Bricktown..................................      99%     Caldor                    2008/2028          9,919
                                                           Shop-Rite                 2002/2017
  Cherry Hill................................      94%     Bradlees(2)(3)            2006/2026          9,706
                                                           Drug Emporium               2002
                                                           Shop & Bag                2007/2017
                                                           Toys "R" Us               2012/2042
  Delran.....................................      94%     Sam's Wholesale           2011/2021          2,848
  Dover......................................      99%     Ames                      2017/2037          3,635
                                                           Shop-Rite                 2012/2022
  East Brunswick.............................      97%     Bradlees(3)               2003/2023          8,205
                                                           Shoppers World            2007/2012
                                                           T.J. Maxx                   1999
  East Hanover...............................      98%     Home Depot                2009/2019         11,066
                                                           Marshalls                 2004/2009
                                                           Pathmark                  2001/2024
                                                           Today's Man               2009/2014
  Hackensack.................................      98%     Bradlees(3)               2012/2017        --
                                                           Pathmark                  2014/2024
                                                           Rickel Home Center        2003/2013
  Jersey City................................      97%     Bradlees (3)              2002/2022         10,381
                                                           Shop-Rite                 2008/2028
  Kearny.....................................      89%     Pathmark                  2013/2033        --
                                                           Rickel Home Center          2008
  Lawnside...................................     100%     Home Depot                2012/2027          5,708
                                                           Drug Emporium               2007
  Lodi.......................................     100%     National Wholesale        2013/2023          2,420
                                                           Liquidators
  Manalapan..................................     100%     Bradlees (3)              2002/2022          6,397
                                                           Grand Union               2012/2022
  Marlton....................................     100%     Kohl's (2) (3)            2011/2031          5,398
                                                           Shop-Rite                 1999/2009
  Middletown.................................      99%     Bradlees (3)              2002/2022          7,761
                                                           Grand Union               2009/2029
  Morris Plains..............................     100%     Caldor                    2002/2023          6,600
                                                           Shop-Rite                   2002
  North Bergen...............................     100%     A & P                     2012/2032        --
  North Plainfield (4).......................      98%     Kmart                     2006/2016          3,379
                                                           Pathmark                  2001/2011

                                                                         LEASABLE BUILDING
                                                                           SQUARE FOOTAGE
                                                                      ------------------------
                                                 YEAR                               OWNED BY                  AVERAGE
                                              ORIGINALLY     LAND      OWNED/      TENANT ON     NUMBER      ANNUALIZED
                                               DEVELOPED     AREA     LEASED BY   LAND LEASED      OF        BASE RENT
                  LOCATION                    OR ACQUIRED   (ACRES)    COMPANY    FROM COMPANY   TENANTS   PER SQ. FT.(1)
--------------------------------------------- -----------   -------   ---------   ------------   -------   --------------
  Totowa.....................................   1957          40.5     201,471         93,613         7         16.03
  Turnersville...............................   1974          23.3      89,453          6,513         3          5.98
  Union......................................   1962          24.1     257,045        --             12         17.48
  Vineland...................................   1966          28.0     143,257        --              4          6.87
  Watchung...................................   1959          53.8      49,979        115,660         7         17.81
  Woodbridge.................................   1959          19.7     232,755          3,614        11         13.12
NEW YORK
  14th Street and Union
    Square, Manhattan........................   1993           0.8     231,770        --              1          9.92
  Albany (Menands)...........................   1965          18.6     140,529        --              2          6.35
  Buffalo (Amherst) (4)......................   1968          22.7     184,832        111,717        10          6.77
  Coram (4)..................................   1976           2.4     103,000        --              1          2.22
  Freeport...................................   1981          12.5     166,587        --              3         11.50
  New Hyde Park (4)..........................   1976          12.5     101,454        --              1         13.55
  North Syracuse (4).........................   1976          29.4      98,434        --              1          2.74
  Rochester
    (Henrietta ) (4).........................   1971          15.0     147,812        --              1          5.86
  Rochester..................................   1966          18.4     176,261        --              1          6.05
PENNSYLVANIA
  Allentown..................................   1957          86.8     262,607        353,938        20          9.97
  Bensalem...................................   1972          23.2     208,174          6,714        12          7.60


                                                                                       LEASE
                                                                                     EXPIRATION
                                                PERCENT           PRINCIPAL           /OPTION      ENCUMBRANCES
                  LOCATION                     LEASED(1)           TENANTS           EXPIRATION   (IN THOUSANDS)
---------------------------------------------  ---------   ------------------------  ----------   --------------
                                              <
  Totowa.....................................      94%     Bradlees (3)              2013/2028         15,646
                                                           Home Depot                2015/2025
                                                           Marshalls                 2007/2012
  Turnersville...............................     100%     Bradlees (2) (3)          2011/2031          2,116
  Union......................................     100%     Bradlees (3)              2002/2022         15,975
                                                           Toys "R" Us                 2015
                                                           Cost Cutter Drug            2000
  Vineland...................................      51%     Rickel Home Center        2005/2010          2,358
  Watchung...................................      98%     B.J.'s Wholesale            2024           --
  Woodbridge.................................      99%     Bradlees (3)              2002/2022          8,792
                                                           Foodtown                  2007/2014
                                                           Syms                        2000
NEW YORK
  14th Street and Union
    Square, Manhattan........................     100%     Bradlees                  2019/2029        --
  Albany (Menands)...........................     100%     Fleet Bank                2004/2014        --
                                                           Albany Public Mkts. (5)     2000
  Buffalo (Amherst) (4)......................      96%     Circuit City                2017             4,863
                                                           Media Play                2002/2017
                                                           MJ Design                 2006/2017
                                                           Toys "R" Us                 2013
                                                           T.J. Maxx                   1999
  Coram (4)..................................     100%     May Department Stores       2011           --
                                                           (5)
  Freeport...................................     100%     Home Depot                2011/2021          8,021
                                                           Cablevision                 2004
  New Hyde Park (4)..........................     100%     Mayfair Supermarkets      2019/2029          2,043
  North Syracuse (4).........................     100%     Reisman Properties          2014           --
  Rochester
    (Henrietta ) (4).........................      47%     Hechinger (5)             2005/2025          2,203
  Rochester..................................      41%     Hechinger (5)             2005/2025          2,832
PENNSYLVANIA
  Allentown..................................     100%     Hechinger                 2011/2031          7,696
                                                           Shop-Rite                 2011/2021
                                                           Burlington Coat Factory     2017
                                                           Wal*Mart                  2024/2094
                                                           Sam's Wholesale           2024/2094
                                                           T.J. Maxx                 1998/2008
  Bensalem...................................      70%     (2) (3)                   2011/2031          3,967

                                                                         LEASABLE BUILDING
                                                                           SQUARE FOOTAGE
                                                                      ------------------------
                                                 YEAR                               OWNED BY                  AVERAGE
                                              ORIGINALLY     LAND      OWNED/      TENANT ON     NUMBER      ANNUALIZED
                                               DEVELOPED     AREA     LEASED BY   LAND LEASED      OF        BASE RENT
                  LOCATION                    OR ACQUIRED   (ACRES)    COMPANY    FROM COMPANY   TENANTS   PER SQ. FT.(1)
--------------------------------------------- -----------   -------   ---------   ------------   -------   --------------
  Bethlehem..................................   1966          23.0     157,212          2,654        12          5.17
  Broomall...................................   1966          21.0     145,776         22,355         5          9.08
  Glenolden..................................   1975          10.0     101,235        --              3         10.74
  Lancaster..................................   1966          28.0     179,982        --              6          4.39
  Levittown..................................   1964          12.8     104,448        --              1          5.98
  10th and Market Streets, Philadelphia......   1994           1.8     271,300        --              2          7.94
  Upper Moreland.............................   1974          18.6     122,432        --              1          7.50
  York.......................................   1970          12.0     113,294        --              3          4.64
MARYLAND
  Baltimore (Belair Rd.).....................   1962          16.0     205,723        --              2          5.95
  Baltimore (Towson).........................   1968          14.6     146,393          6,800         7          9.63
  Baltimore (Dundalk)........................   1966          16.1     183,361        --             17          6.39
  Glen Burnie................................   1958          21.2     117,369          3,100         4          6.03
  Hagerstown.................................   1966          13.9     133,343         14,965         6          3.12
CONNECTICUT
  Newington..................................   1965          19.2     134,229         45,000         4          6.46
  Waterbury..................................   1969          19.2     139,717          2,645        10          7.81
MASSACHUSETTS
  Chicopee...................................   1969          15.4     112,062          2,851         3          5.10
  Milford(4).................................   1976          14.7      83,000        --              1          5.26
  Springfield................................   1966          17.4       8,016        117,044         2         11.25


                                                                                       LEASE
                                                                                     EXPIRATION
                                                PERCENT           PRINCIPAL           /OPTION      ENCUMBRANCES
                  LOCATION                     LEASED(1)           TENANTS           EXPIRATION   (IN THOUSANDS)
---------------------------------------------  ---------   ------------------------  ----------   --------------
                                              <
  Bethlehem..................................      78%     Pathmark                  2000/2023        --
                                                           Super Petz                2005/2015
  Broomall...................................     100%     Bradlees (2) (3)          2006/2026          3,260
  Glenolden..................................     100%     Bradlees (2) (3)          2012/2022          4,245
  Lancaster..................................      45%     Weis Markets              1998/2018          2,312
  Levittown..................................     100%     (2)(3)                    2006/2026          2,283
  10th and Market Streets, Philadelphia......      62%     Kimco Realty Corporation  2010/2035        --
  Upper Moreland.............................     100%     Sam's Wholesale(2)        2010/2015          3,517
  York.......................................     100%     Builders Square           2009/2018          1,463
MARYLAND
  Baltimore (Belair Rd.).....................      65%     Food Depot                1999/2004        --
  Baltimore (Towson).........................     100%     Staples                     2004             5,779
                                                           Cost Saver Supermarket    2000/2020
                                                           Drug Emporium             1999/2004
  Baltimore (Dundalk)........................      98%     A & P                     2002/2017          4,084
                                                           Ollie's                   1998/2008
                                                           Manor Shops                 1998
  Glen Burnie................................     100%     Pathmark Stores, Inc.(5)    2005             2,299
  Hagerstown.................................     100%     Big Lots                  2002/2012        --
                                                           Pharmhouse                2008/2012
                                                           Weis Markets              1999/2009
CONNECTICUT
  Newington..................................     100%     (3)                       2002/2022          3,042
                                                           The Wiz                   2007/2027
  Waterbury..................................     100%     Toys "R" Us                 2010             3,889
                                                           Shaws Supermarkets        2003/2018
MASSACHUSETTS
  Chicopee...................................      93%     Bradlees(3)               2002/2022          1,999
  Milford(4).................................     100%     Bradlees(3)               2004/2009        --
  Springfield................................     100%     Wal*Mart                  2018/2092        --

                                                                         LEASABLE BUILDING
                                                                           SQUARE FOOTAGE
                                                                      ------------------------
                                                 YEAR                               OWNED BY                  AVERAGE
                                              ORIGINALLY     LAND      OWNED/      TENANT ON     NUMBER      ANNUALIZED
                                               DEVELOPED     AREA     LEASED BY   LAND LEASED      OF        BASE RENT
                  LOCATION                    OR ACQUIRED   (ACRES)    COMPANY    FROM COMPANY   TENANTS   PER SQ. FT.(1)
--------------------------------------------- -----------   -------   ---------   ------------   -------   --------------
TEXAS
  Lewisville.................................   1990          13.3      34,893          7,204        16         13.54
  Mesquite...................................   1990           5.5      71,246        --             14         13.87
  Dallas.....................................   1990           9.9      99,733        --             10          9.35
PUERTO RICO (SAN JUAN)
  Montehiedra................................   1997          57.1     525,378        --             95         15.39
                                                            -------   ---------   ------------   -------       ------
  Total Shopping Centers.....................               1,239.2   9,310,460     1,239,736       517          9.67
                                                            -------   ---------   ------------   -------       ------
WAREHOUSE/INDUSTRIAL
  E. Brunswick...............................   1972          16.1     325,800                        2          2.28
  E. Hanover................................. 1963-1967       45.5     941,429                       12          3.85
  Edison.....................................   1982          18.7     272,071                        1          2.75
  Garfield...................................   1959          31.6     486,620                        3          3.75
                                                            -------   ---------   ------------   -------       ------
  Total Warehouse/Industrial                                 111.9    2,025,920                      18          3.36
                                                            -------   ---------   ------------   -------       ------
OTHER PROPERTIES
  Montclair..................................   1972           1.6      16,928                        1         17.00
  Rahway(4)..................................   1972          --        32,000                        1          4.88
  Riese Properties...........................   1997          --        80,590                       22         58.71
                                                            -------   ---------                  -------       ------
  Total Other Properties.....................                  1.6     129,518                       24        $39.96
                                                            -------   ---------                  -------       ------
  Grand Total................................               1,366.4   18,127,945    1,239,736       965
                                                            =======   =========   =============  =======
  Grand Total Vornado's Ownership Interest...               1,364.7   16,496,304    1,239,736
                                                            =======   =========   =============


                                                                                       LEASE
                                                                                     EXPIRATION
                                                PERCENT           PRINCIPAL           /OPTION      ENCUMBRANCES
                  LOCATION                     LEASED(1)           TENANTS           EXPIRATION   (IN THOUSANDS)
---------------------------------------------  ---------   ------------------------  ----------   --------------
                                              <
TEXAS
  Lewisville.................................      98%     Albertson's(6)              2055               764
  Mesquite...................................      98%                                                  3,445
  Dallas.....................................      86%     Albertson's(6)              2055             1,987
PUERTO RICO (SAN JUAN)
  Montehiedra................................      99%     Kmart                       2072            62,779
                                                           Builders Square             2072
                                                           Marshalls                 2010/2025
                                                           Caribbean Theatres        2021/2026
                                                  ---                                             --------------
  Total Shopping Centers.....................      91%                                                282,493
                                                  ---                                             --------------
WAREHOUSE/INDUSTRIAL
  E. Brunswick...............................      97%     Popsicle Playwear         2000/2005        --
                                                           IFB Apparel               2001/2006
  E. Hanover.................................      94%     Various Tenants                              8,210
  Edison.....................................     100%     White Cons. Ind.          1998/2001          2,455
  Garfield...................................      38%     Popular Services            2007               486
                                                           & Various Tenants
                                                  ---                                             --------------
  Total Warehouse/Industrial                       81%                                                 11,151
                                                  ---                                             --------------
OTHER PROPERTIES
  Montclair..................................     100%                                                --
  Rahway(4)..................................     100%                                                --
  Riese Properties...........................      95%                                                --
                                                  ---                                             --------------
  Total Other Properties.....................      97%                                                --
                                                  ---                                             --------------
  Grand Total................................      90%                                               $621,224
                                               =========                                          =============
  Grand Total Vornado's Ownership Interest...      90%                                               $511,445
                                               =========                                          =============

---------------

    (1) Represents annualized monthly base rent. Excludes ground leases and rent for leases which had not commenced as of September 30, 1997, which are included in percent leased.
    (2) Montgomery Ward & Co., Inc. (a previous lessor) remains liable on such lease including the rent it was obligated to pay -- approximately 70%.
    (3) These leases are either fully guaranteed by Stop & Shop, a wholly-owned subsidiary of Royal Ahold NV, or in the case of Totowa, guaranteed as to 70% of rent.
    (4) Ground and/or building leasehold interest
    (5) The tenant has ceased operations at these locations but continues to pay rent.
    (6) Square footage excludes Albertson's which owns its land and building.

ALEXANDER'S

     The following table shows the location, approximate size and leasing status as of September 30, 1997 of each of Alexander's properties.

                                                APPROXIMATE
                              APPROXIMATE     BUILDING SQUARE          AVERAGE                                            LEASE
                              LAND SQUARE        FOOTAGE/             ANNUALIZED                                        EXPIRATION/
                            FOOTAGE ("SF")       NUMBER OF            BASE RENT      PERCENT                             OPTION
   LOCATION     OWNERSHIP     OR ACREAGE         OF FLOORS          PER SQ. FT.(1)   LEASED            TENANTS          EXPIRATION
--------------  ---------   ---------------   ---------------       --------------   -------   -----------------------  ---------
OPERATING
  PROPERTIES
     Rego         Owned        4.8 acres          351,000/3(2)          $28.48         100%       Bed Bath & Beyond          2013
     Park -- Queens...
                                                                                                    Circuit City             2021
                                                                                                      Marshalls         2008/2021
                                                                                                      Old Navy          2007/2021
                                                                                                        Sears                2021
  Kings Plaza      50%        24.3 acres          427,000/2(2)(4)        32.60          87%          108 Tenants          Various
     Shopping
     Center...
     & Marina     Owned
       (Kings
       Plaza
      Mall)...
     Brooklyn
  Fordham         Owned        92,211 SF          303,000/5                 --          --               (5)
  Road -- Bronx...
                 Leased        44,975 SF          177,000/4(2)           16.35         100%            Caldor                2027
  Flushing -- Queens...
  Third           Owned        60,451 SF          173,000/4               4.33         100%    An affiliate of Conway        2023
  Avenue -- Bronx...
                                              ---------------
                                                  1,431,000
                                              ---------------
REDEVELOPMENT
  PROPERTIES
  Lexington        92%         84,420 SF          591,000/6(6)
  Avenue -- Manhattan...
                  Owned
  Kings Plaza     Owned       Included in         339,000/4                 --          85%             Sears                 (3)
  Store -- Brooklyn...
                            Shopping Center
                                 above
  Rego Park       Owned        6.6 acres                 --
  II -- Queens...
  Paramus, New    Owned      39.3 acres(7)        340,000/3(6)
     Jersey...

---------------
     (1) Average annualized base rent per square foot does not include rent for leases which had not commenced as of September 30, 1997.

     (2) Excludes parking garages operated for the benefit of Alexander's.

     (3) The Sears lease is expected to commence in the last quarter of 1997.

     (4) Excludes approximately 150,000 square feet of enclosed, common area space.

     (5) Caldor rejected its lease effective June 6, 1997.

     (6) Alexander's is evaluating redevelopment plans for these sites which may involve razing the existing buildings.

     (7) Approximately 9 acres are subject to condemnation.

                              RECENT DEVELOPMENTS

     Upon the completion of all of the transactions described below (collectively, the "Current Acquisitions"), the Company will have completed over $2 billion of real estate investments since January 1, 1997.

THE MENDIK TRANSACTION

     On April 15, 1997, the Company consummated the acquisition of interests in all or a portion of seven Manhattan office buildings and a management company held by the Mendik Group and certain of its affiliates. The consideration for the transaction was approximately $656,000,000, including $264,000,000 in cash, $177,000,000 in limited partnership units of the Operating Partnership and $215,000,000 in indebtedness.

PUERTO RICO TRANSACTIONS

     On April 18, 1997, the Company acquired The Montehiedra Town Center located in San Juan, Puerto Rico, from Kmart for approximately $74,000,000, of which $63,000,000 was newly issued ten-year indebtedness. The Montehiedra shopping center, which opened in 1994, contains 525,000 square feet, including a 135,000 square foot Kmart store.

     In addition, the Company agreed to acquire Kmart's 50% interest at the Caguas Centrum Shopping Center, which is currently under construction, located in Caguas, Puerto Rico. The purchase price for the Caguas Centrum Shopping Center is expected to be approximately $68,000,000 (of which $11,000,000 would be cash and $57,000,000 would be newly issued debt), including approximately $9,000,000 for the Kmart store, which the Company has the option to acquire. The acquisition is expected to close in 1998.

90 PARK AVENUE

     On May 7, 1997, the Company acquired a mortgage loan from a consortium of banks secured by a mortgage on the office building located at 90 Park Avenue, Manhattan, New York. On August 21, 1997, the Company entered into an agreement with the owners of 90 Park Avenue pursuant to which the Company restructured the mortgage, took title to the land and obtained a 43-year lease on the building under which the Company will manage the building and receive the building's cash flow. As part of the restructuring, the amount of the debt was adjusted from the face value of $193,000,000 to the May 1997 acquisition cost of $185,000,000, the maturity date of the debt was extended to August 31, 2022 and the interest rate was set at 7.5%. The Company purchased the land from the borrower for $8,000,000, which was further applied to reduce the debt to $177,000,000.

RIESE TRANSACTIONS

     On June 30, 1997, the Company acquired for approximately $26,000,000 four properties previously owned by affiliates of the Riese Organization. These properties are located in midtown Manhattan. The Company also made a $41,000,000 mortgage loan to Riese affiliates crosscollateralized by ten other Manhattan properties. This five-year increasing rate loan bears an initial interest rate of 9.75%.

ARBOR PROPERTY TRUST

     On August 22, 1997, the Company entered into an Agreement and Plan of Merger among the Company, Arbor Property Trust ("Arbor") and Trees Acquisition Subsidiary, Inc. ("Merger Sub"), a wholly-owned subsidiary of the Operating Partnership, pursuant to which Arbor is to be merged with and into Merger Sub. Upon the merger becoming effective, each common share of beneficial interest of Arbor will be converted into the right to receive, and become exchangeable for, at the election of the holder, 0.243810 Common Shares or 0.153846 Series A Convertible Preferred Shares, each such Series A Preferred Share being convertible into 1.37457 Common Shares. The closing of this transaction is subject to the approval of Arbor's shareholders and certain other conditions; accordingly, there can be no assurance that the proposed transaction will ultimately be completed.

     Arbor is a single-property real estate investment trust organized as a business trust under the laws of the state of Delaware. Arbor, through its wholly-owned subsidiary Green Acres Mall, L.L.C., owns and operates the Green Acres Mall, a 1.7 million square foot super-regional enclosed shopping mall complex situated in southwestern Nassau County, Long Island, New York. The Green Acres Mall is anchored by four major department stores: Sears, Roebuck and Co., J.C. Penney Company, Inc., and Federated Department Stores, Inc., doing business as Stern's and as Macy's. The complex also includes The Plaza at Green Acres, a 179,000 square foot shopping center which is anchored by Kmart and Waldbaums. Integral to the complex, but situated on property not owned by Arbor, are Home Depot (on land sold by Arbor in 1994) and Caldor stores comprising approximately an additional 240,000 square feet.

CHARLES E. SMITH COMMERCIAL REALTY INVESTMENT

     On September 22, 1997, the Company entered into an agreement to acquire a 15% limited partnership interest in Charles E. Smith Commercial Realty, L.P. for $60,000,000. Charles E. Smith Commercial Realty, L.P. is being formed to own interests in and manage approximately 7.2 million square feet of office properties in Crystal City, Alexandria, Virginia, a suburb of Washington, D.C., and to manage an additional 14 million square feet of office and other commercial properties in the Washington, D.C. area. The Crystal City properties, in which Charles E. Smith Commercial Realty, L.P. will own an interest, are now owned by other various Charles E. Smith affiliates. The closing, which is expected to occur at the end of October 1997, is subject to consents from various parties and other conditions.

HOTEL PENNSYLVANIA INVESTMENT

     On September 24, 1997, the Company acquired a 40% interest in the Hotel Pennsylvania, which is located on Seventh Avenue opposite Madison Square Garden in Manhattan, New York. The property was acquired in a joint venture with Hotel Properties Limited and Planet Hollywood International, Inc. The venture intends to create a sports-themed hotel and entertainment complex. Under the joint venture agreement, Hotel Properties Limited and Planet Hollywood International, Inc. will have 40% and 20% interests, respectively. The joint venture acquired the hotel for approximately $159,000,000, of which $120,000,000 was newly issued five-year financing. The Hotel Pennsylvania contains approximately 800,000 square feet of hotel space with 1,700 rooms and 400,000 square feet of retail and office space. The Company will manage the site's retail and office space, and Hotel Properties will manage the hotel.

YMCA DEVELOPMENT

     On September 24, 1997, the Company entered into an agreement to acquire a portion of a property now occupied by the YMCA which overlooks Central Park and is located between West 63rd and 64th Streets in Manhattan, New York. Pursuant to the agreement, a preferred stock affiliate of Vornado will develop approximately 44,000 square feet for use by the YMCA and develop approximately 150,000 square feet for sale as residential condominiums. The agreement contemplates the negotiation and execution of additional related agreements. The purchase price for the property is approximately $8,400,000, and the Company estimates that development costs (including development of the YMCA facilities) will be approximately $55,000,000. The transaction is expected to close by the end of 1997; however, there can be no assurance that the proposed transaction will ultimately be completed.

20 BROAD STREET MORTGAGE

     On September 24, 1997, the Company purchased at a discount a mortgage on a 460,000 square foot office building at 20 Broad Street in Manhattan, New York from a bank for $27,000,000. The mortgage, which is in default, will yield approximately 12% on the purchase price. The property is leased to a number of tenants. The largest such tenant, the New York Stock Exchange, leases approximately 53% of the property. As part of the Mendik Transaction described above, the Company obtained an option to acquire from the Mendik Group its portion of the fee interest in this property.

COLD STORAGE

     On September 26, 1997, the Company entered into merger agreements pursuant to which preferred stock affiliates will acquire Americold and URS. The consideration for the Americold transaction is approximately

$582,000,000, including $111,000,000 in cash and $471,000,000 in indebtedness.
The consideration for the URS transaction is approximately $367,000,000, including $178,000,000 in cash and $189,000,000 in indebtedness.

     The Company has entered into an agreement with Crescent Real Estate Equities Limited ("Crescent") to make the acquisition. The Company will hold a 60% interest in the investment and Crescent will hold a 40% interest.

     Affiliates of Kelso & Company, Inc., which have a controlling interest in both Americold and URS, have granted consents or irrevocable proxies with respect to both transactions. Neither transaction is conditioned on the closing of the other, and both are expected to close in the fourth quarter of 1997. The closing of each transaction is, however, subject to certain limited conditions; accordingly, there can be no assurance that either proposed transaction will ultimately be completed.

     Americold, headquartered in Portland, Oregon, is the nation's largest cold storage and logistics warehouse company. In connection with its warehouse business, the company was the first to develop, implement and manage a fully integrated distribution logistics system serving the frozen food industry. URS, headquartered in Atlanta, Georgia, provides refrigerated and frozen storage and distribution to the leading food manufacturers in the nation. URS is the volume leader in frozen food consolidation and distribution services. URS is the first company in the freezer environment to implement bar-code scanning throughout their entire network, resulting in the ability to track the movement and handling of its customers' products from point of manufacturer through to the retailer or food service provider.

ESTABLISHMENT OF NEW OPERATING COMPANY

     The Company is contemplating establishing a new taxable operating company to conduct certain activities that would not be permitted to be conducted by the Company as a REIT. If the Company takes such action, the Operating Partnership would spin off pro rata to its partners, including Vornado, the shares of the new company, and Vornado would distribute pro rata to holders of its Common Shares the shares it receives. No assurance can be given concerning the timing of any such transaction, or whether such transaction will occur.

                                USE OF PROCEEDS

     The net proceeds to Vornado from the sale of the Common Shares offered hereby (after deduction of the underwriting discount and expenses payable by Vornado) are estimated to be approximately $598,740,000 (or a maximum of $688,746,000 if the Underwriters' over-allotment options are exercised in full).

     Vornado intends to contribute the net proceeds to the Operating Partnership in exchange for a number of Class A units in the Operating Partnership to reflect the Common Shares offered and sold hereby. The Operating Partnership will use the proceeds to reduce outstanding borrowings under its line of credit. As of October 21, 1997, approximately $310,000,000 was outstanding under the line of credit, which loan bears interest at a floating rate currently equal to 6.5% per annum. The balance of the net proceeds will be used to fund a portion of the cash purchase price of certain acquisitions described under "Recent Developments" above. See also "The Company -- Capital Resources". Pending such use, the net proceeds may be invested in short-term income-producing investments.

     The sale of the Common Shares offered hereby is not subject to the consummation of any of the acquisitions or investments described in this Prospectus Supplement, nor are any of such acquisitions or investments subject to the prior sale of such Common Shares.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of June 30, 1997: (i) on a historical basis; (ii) as adjusted to give effect only to the issuance of the Common Shares offered hereby; and (iii) as adjusted to give effect to the issuance of the Common Shares offered hereby and to give pro forma effect to the Current Acquisitions. See "Prospectus Supplement Summary -- Summary Pro Forma and Selected Historical Consolidated Financial Data" and "Use of Proceeds" in this Prospectus Supplement and the Consolidated Financial Statements and the notes thereto in the 1996 10-K, the June 10-Q and the Form 8-K Reports incorporated herein by reference.

                                                                       JUNE 30, 1997
                                                   ------------------------------------------------------
                                                                 AS ADJUSTED         AS ADJUSTED FOR
                                                                 ONLY FOR THE        THE OFFERING AND
                                                     ACTUAL        OFFERING      THE CURRENT ACQUISITIONS
                                                   ----------    ------------    ------------------------
                                                                   (DOLLARS IN THOUSANDS)
Debt(1):
  Notes and mortgages payable....................  $  862,883     $   552,883           $  670,016
                                                    ---------       ---------            ---------
Minority interest................................     178,093         178,093              178,093
                                                    ---------       ---------            ---------
Shareholders' equity:
  Preferred shares of beneficial interest:
     no par value per share; authorized
     20,000,000 shares; Series A Convertible
     Preferred Shares, liquidation preference $50
     per share; issued 5,750,000 shares..........     276,599         276,599              276,599
  Common shares of beneficial interest:
     $.04 par value per share; authorized
     100,000,000 shares; issued 53,095,360,
     67,095,360 and 70,092,442 shares(2).........       2,124           2,684                2,804
  Additional capital.............................     357,987         956,167            1,055,286
  Accumulated deficit............................     (92,340)        (92,340)             (92,340)
  Unrealized loss on securities available for
     sale........................................          (2)             (2)                  (2)
  Due from officers for purchase of common shares
     of beneficial interest......................      (5,027)         (5,027)              (5,027)
                                                    ---------       ---------            ---------
Total shareholders' equity.......................     539,341       1,138,081            1,237,320
                                                    ---------       ---------            ---------
Total capitalization.............................  $1,580,317     $ 1,869,057           $2,085,429
                                                    =========       =========            =========

---------------

(1) All issuances of debt are at the Operating Partnership level.

(2) Includes (i) 919,540 Common Shares held in trust for the benefit of Michael
    D. Fascitelli, the President and a trustee of Vornado, pursuant to his employment agreement, which Common Shares are not considered outstanding for accounting purposes and (ii) 2,997,082 Common Shares to be issued in connection with the Company's acquisition of Arbor, assuming that all shareholders of Arbor elect to receive Vornado Common Shares in exchange for their shares of Arbor. See "Recent Developments -- Arbor Property Trust." Excludes 7,273,730, 5,681,124 and 7,903,720 Common Shares, respectively, reserved for issuance (i) upon the exercise of outstanding options, (ii) upon the conversion of outstanding Operating Partnership Units of the Operating Partnership issued pursuant to agreements entered into in connection with the Mendik Transaction (such underlying Common Shares are reflected under "Minority Interest" in the Capitalization table), and (iii) upon the conversion of outstanding Series A Convertible Preferred Shares.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following information supplements the information set forth in the accompanying Prospectus under the heading "Description of Shares of Beneficial Interest."

     On October 6, 1997, the Company's Board of Trustees approved an amendment to the Company's Amended and Restated Declaration of Trust, including the articles supplementary for the Series A Preferred Shares (the "Declaration of Trust"), to increase the number of the Company's authorized Common Shares from 70,000,000 to 100,000,000. As so amended, the Declaration of Trust authorizes the issuance of up to 240,000,000 shares of beneficial interest, consisting of 100,000,000 Common Shares, 20,000,000 preferred shares of beneficial interest, no par value per share, and 120,000,000 excess shares of beneficial interest.

     On October 20, 1997, the Company paid a 100% Common Share dividend to holders of record of Common Shares at the close of business on October 15, 1997 (the "Share Split").

               PRICE RANGE OF THE COMMON SHARES AND DISTRIBUTIONS

     The Common Shares are listed on the NYSE under the symbol "VNO." The following table sets forth, for the periods indicated, the high and low closing sale prices of the Common Shares as reported by the NYSE, and the cash dividends paid per share in such periods. Such prices and dividends have been restated to reflect the Share Split.

                                                                   HIGH       LOW       DIVIDENDS
                                                                  ------     ------     ---------
1996
1st Quarter.....................................................  $19.19     $17.82       $.305
2nd Quarter.....................................................   20.75      18.57        .305
3rd Quarter.....................................................   21.07      20.25        .305
4th Quarter.....................................................   26.44      20.25        .305
1997
1st Quarter.....................................................   34.75      25.56         .32
2nd Quarter.....................................................   36.81      30.69         .32
3rd Quarter.....................................................   43.44      32.78         .32
4th Quarter (through October 21, 1997)..........................   46.56      41.94          (1)

---------------
(1) The Company has not yet declared a cash dividend in the fourth quarter of 1997.

     The current indicated annualized dividend rate is $1.28 per Common Share. Vornado currently expects to declare a cash distribution of $.40 in the fourth quarter of 1997, representing an increase of $.08 per Common Share, or 25%, over the $.32 per Common Share distribution declared in the third quarter of 1997. Future dividends by Vornado will be at the discretion of the Board of Trustees and will depend on the actual cash flow of Vornado, its earnings, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and such other factors as the Board of Trustees may deem relevant. A principal factor in the determination of dividends is the requirement of the Code that a REIT distribute annually at least 95% of its REIT taxable income as determined under the Code. See "Federal Income Tax Considerations -- Taxation of Vornado as a REIT" in the accompanying Prospectus.

     Distributions by Vornado to the extent of its current earnings and profits for federal income tax purposes are taxable to shareholders as ordinary dividend income. Distributions in excess of earnings and profits generally are treated as a non-taxable return of capital to the extent of a shareholder's basis in the Common Shares. A return of capital distribution generally has the effect of deferring taxation until a shareholder's sale of Common Shares. Vornado has determined that 100% of the dividends paid in 1996 represented ordinary dividend income to shareholders.

     The approximate number of record holders of Common Shares at September 30, 1997 was 2,000.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the trustees and executive officers of the Company:

                     NAME                                       PRINCIPAL POSITION
----------------------------------------------  --------------------------------------------------
Steven Roth*..................................  Chairman of the Board and Chief Executive Officer
Michael D. Fascitelli*........................  President and Trustee
Bernard Mendik................................  Co-Chairman of the Board
David Mandelbaum..............................  Trustee
Stanley Simon*................................  Trustee
Ronald Targan.................................  Trustee
Richard West..................................  Trustee
Russell Wight, Jr.*...........................  Trustee
David R. Greenbaum............................  President of the Mendik Division
Richard T. Rowan..............................  Vice President -- Real Estate
Joseph Macnow.................................  Vice President -- Chief Financial Officer

---------------
* Member of Executive Committee.

     Mr. Roth has been Chairman of the Board and Chief Executive Officer of Vornado since May 1989 and Chairman of the Executive Committee of the Board since April 1980. Since 1968, he has been a general partner of Interstate Properties and more recently, managing general partner. On March 3, 1995, he became Chief Executive Officer of Alexander's. Mr. Roth has been a director of Alexander's, Inc. since 1989.

     Mr. Fascitelli has been President and a Trustee of Vornado, and a Director of Alexander's, since December 2, 1996. Prior to that time, Mr. Fascitelli was a Partner at Goldman, Sachs & Co. in charge of its real estate practice from December 1992 to December 1996.

     Mr. Mendik has been Co-Chairman of the Board since April 28, 1997 and Chief Executive Officer of the Mendik Division of Vornado since April 15, 1997. He served as Chairman of the Board of Directors of The Mendik Company from 1990 until April 15, 1997.

     Mr. Mandelbaum has been a member of Mandelbaum and Mandelbaum, P.C. since 1967. Since 1968, he has been a general partner of Interstate Properties. Mr. Mandelbaum became a director of Alexander's in March 1995.

     Mr. Simon has been the owner of Stanley Simon and Associates since 1958. Mr. Simon is also a director of General Microwave Corporation (defense contractor), Gerber Scientific Inc. (computer draft/cutting systems) and J. Baker, Inc. (footwear retailer).

     Mr. Targan has been president of Malt Products Corporation of New Jersey since 1962. Since 1964, he has been a member of the law firm of Schechner and Targan, P.A.

     Mr. West is Dean Emeritus of the Leonard N. Stern School of Business, New York University. He was a professor there from September 1984 until September 1995. He was also Dean from September 1984 until August 1993. From July 1976 through August 1984, he was a faculty member of the Amos Tuck School of Business Administration of Dartmouth College. From July 1976 until 1983, Mr. West was also Dean of the Amos Tuck School. Mr. West is also a director or a trustee of Alexander's, Smith-Corona, Inc., Bowne & Co., Inc., and various investment companies managed by Merrill Lynch Asset Management, Inc., an affiliate of Merrill Lynch & Co.

     Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight became a director of Alexander's in March 1995 and is also a director of Insituform Technologies, Inc.

     Mr. Greenbaum has been President of the Mendik Division of Vornado since April 15, 1997. Prior to that time, he served as President of The Mendik Company since 1990.

     Mr. Rowan has been Vice President -- Real Estate of the Company since June 1981.

     Mr. Macnow has been Vice President and Chief Financial Officer of the Company since 1985 and Controller of the Company since 1982.

     The Company is not aware of any family relationships between any trustee or executive officer of the Company. Messrs. Roth, Wight and Mandelbaum are affiliated with each other as general partners of Interstate Properties and in other businesses. Messrs. Mandelbaum and Targan are affiliated with each other in businesses and in the practice of law.

POSSIBLE CONFLICTS OF INTEREST

     Messrs. Roth, Mandelbaum and Wight are the partners of Interstate Properties. Interstate Properties currently owns 12,943,000 Common Shares or 24.4% of the outstanding Common Shares of the Company. In addition, Mr. Roth owns 1,582,900 shares, or 2.9% of the outstanding Common Shares of the Company. Interstate Properties and its three partners collectively own 15,397,698 Common Shares or 29.0% of the outstanding Common Shares of the Company. Interstate Properties develops, owns and operates strip and regional type shopping centers and invests in securities and partnerships. Interstate Properties and Mr. Roth have advised the Company that it is their current intention to refrain from acquiring properties of the same general character as the Company's shopping centers in the markets in which the Company operates.

     The Company manages and leases the six shopping centers owned by Interstate Properties pursuant to an agreement (the "Interstate Agreement") and receives a quarterly fee equal to 4% of minimum rent and percentage rent of such shopping centers and certain other commissions. The Interstate Agreement has a term of one year and is automatically renewable unless terminated by either of the parties on 60 days' notice at the end of the term. Although the Interstate Agreement was not negotiated at arms length, the Company believes, based upon comparable fees charged by other real estate companies, that its terms are fair to the Company.

     The Company owns 29.3% of the common stock of Alexander's. Interstate Properties owns 27.1% of the common stock of Alexander's. See "The
Company -- Relationship with Alexander's."

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion supplements the discussion contained in the accompanying Prospectus under "Federal Income Tax Considerations".

     The provisions of the Proposed Regulations described in the Prospectus under "Federal Income Tax Considerations -- Treaty Benefits" have been adopted by the Internal Revenue Service as final regulations (the "Regulations"). The Regulations are effective for payments made after December 31, 1998.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the purchase agreement (the "U.S. Purchase Agreement") among the Company and each of the underwriters named below (the "U.S. Underwriters"), the Company has agreed to sell to each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Furman Selz LLC, Salomon Brothers Inc, Smith Barney Inc. and UBS Securities LLC are acting as representatives (the "U.S. Representatives"), and each of the U.S. Underwriters severally has agreed to purchase from the Company, the aggregate number of Common Shares set forth below opposite their respective names:

                                                                               NUMBER OF
                                      U.S. UNDERWRITERS                          SHARES
                                                                               ----------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated................................................   1,581,250
    Goldman, Sachs & Co. ....................................................   1,581,250
    Furman Selz LLC..........................................................   1,581,250
    Salomon Brothers Inc.....................................................   1,581,250
    Smith Barney Inc. .......................................................   1,581,250
    UBS Securities LLC.......................................................   1,581,250
    Bear, Stearns & Co. Inc. ................................................     112,500
    BT Alex. Brown Incorporated..............................................     112,500
    Donaldson, Lufkin & Jenrette Securities Corporation......................     112,500
    A.G. Edwards & Sons, Inc. ...............................................     112,500
    Lazard Freres & Co. LLC..................................................     112,500
    Legg Mason Wood Walker, Incorporated.....................................     112,500
    Morgan Stanley & Co. Incorporated........................................     112,500
    PaineWebber Incorporated.................................................     112,500
    Prudential Securities Incorporated.......................................     112,500
    Advest, Inc. ............................................................      50,000
    Dain Bosworth Incorporated...............................................      50,000
    EVEREN Securities, Inc. .................................................      50,000
    Friedman, Billings, Ramsey & Co., Inc. ..................................      50,000
    Janney Montgomery Scott Inc. ............................................      50,000
    Parker/Hunter Incorporated...............................................      50,000
    Principal Financial Securities, Inc. ....................................      50,000
    Rauscher Pierce Refsnes, Inc. ...........................................      50,000
    Raymond James & Associates, Inc. ........................................      50,000
    Sands Brothers & Co., Ltd. ..............................................      50,000
    Scott & Stringfellow, Inc. ..............................................      50,000
    Stifel, Nicolaus & Company, Incorporated.................................      50,000
    Tucker Anthony Incorporated..............................................      50,000
    Wheat, First Securities, Inc. ...........................................      50,000
                                                                                ---------
                 Total.......................................................  11,200,000
                                                                                =========

     The Company has also entered into a purchase agreement (the "International Purchase Agreement" and together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). The International Managers are Merrill Lynch International, Goldman Sachs International, Furman Selz LLC, Salomon Brothers International Limited, Smith Barney Inc. and UBS Limited. Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 11,200,000 Common Shares to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase from the Company, an aggregate of 2,800,000 Common Shares. The public offering price per share and the underwriting discount per share are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In each Purchase Agreement, the U.S. Underwriters and the International Managers have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares being sold pursuant to each such Purchase Agreement if any of such Common Shares are purchased. Under certain circumstances, the commitments of nondefaulting U.S. Underwriters or International Managers may be increased. The closing with respect to the sale of the shares to be purchased by the International Managers and the U.S. Underwriters are conditioned, one upon the other.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the Common Shares to the public at the price per share set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $1.20 per share. The U.S. Underwriters may allow, and such dealers may re-allow, a discount not in excess of $.10 per share on sales to certain other dealers. After the date of this Prospectus Supplement, the initial price per share to the public and concession and discount may be changed by the U.S. Representatives.

     The Company has been informed that the U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell Common Shares to each other for purposes of resale at the price per share to the public on the cover page of this Prospectus Supplement, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are United States persons or Canadian persons or to persons they believe intend to resell to persons who are United States persons or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are non-United States and non-Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

     The Company has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 1,680,000 additional Common Shares solely to cover over-allotments, if any, at the price per share to the public set forth on the cover page of this Prospectus Supplement, less (i) the underwriting discount set forth on the cover of this Prospectus Supplement, and (ii) an amount per share equal to any dividends or distributions declared by the Company and payable on the 11,200,000 Common Shares firmly underwritten by the U.S. Underwriters but not payable on the Common Shares subject to such over-allotment option. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of Common Shares to be purchased by it shown in the foregoing table bears to the Common Shares initially offered hereby. The Company has granted an option to the International Managers, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 420,000 additional Common Shares solely to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     In the Purchase Agreements, the Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), or to contribute to payments the Underwriters may be required to make in respect thereof. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company and the Operating Partnership have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

     Subject to certain exceptions, the Company, Steven Roth, Michael Fascitelli and Interstate Properties have agreed that, during the period beginning from the date of this Prospectus Supplement and continuing to and including the date 75 days after the date of this Prospectus Supplement, they will not offer, sell, contract to sell or otherwise dispose of any Common Shares or any securities which are convertible into or exercisable or exchangeable for Common Shares, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, other than (i) Common Shares issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof,(ii) any Common Shares issued or options to purchase Common Shares granted pursuant to existing employee benefit plans of the Company, (iii) any Common Shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan or (iv) any Common Shares (or securities convertible into or exercisable or exchangeable for Common Shares) issued by the Company in connection with acquisitions.

     In connection with the offering, the rules of the Commission permit the U.S. Representatives and the International Managers to engage in certain transactions that stabilize the price of the Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

     If the U.S. Underwriters or International Managers create a short position in the Common Shares in connection with the offering, i.e., if they sell more Common Shares than are set forth on the cover page of this Prospectus Supplement, the U.S. Representatives and the International Managers, respectively, may reduce that short position by purchasing Common Shares in the open market.

     The U.S. Representatives and the International Managers may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives and the International Managers purchase Common Shares in the open market to reduce the U.S. Underwriters' or International Managers' short position, respectively, or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and any selling group members who sold those Common Shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transitions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the International Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates provide investment banking and other services to the Company. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated represented the Mendik Group in connection with the Mendik Transaction and received a fee in connection therewith. Richard West, a trustee of the Company, is also a director or trustee of various investment companies managed by Merrill Lynch Asset Management, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Goldman, Sachs & Co. provides investment banking and other services to the Company and Alexander's. In addition, Goldman, Sachs & Co. represented the Company in connection with the Mendik Transaction and received a fee in connection therewith. Mr. Fascitelli, the President of the Company, was formerly a partner of Goldman, Sachs & Co. Salomon Brothers Inc provides investment banking and other services to the Company. In addition, Salomon Brothers Inc represented the Company in connection with its acquisitions of the Montehiedra Town Center and its interest in the Caguas Centrum Shopping Center and will receive a fee in connection therewith. See "Recent Developments -- Puerto Rico Transactions". Salomon Brothers Inc has also represented the Company in connection with its pending acquisitions of the Cold Storage Companies and will receive a fee in connection therewith. UBS, an affiliate of UBS Securities LLC and UBS Limited, is a major lender to the Company. In April 1997, the Operating Partnership entered into a Credit Agreement with UBS pursuant to which the Operating Partnership borrowed $400 million. The Credit Agreement was subsequently replaced with a $600 million revolving line of credit (the "Line of Credit") provided by lending institutions led by UBS. UBS received certain fees in connection with the Credit Agreement and the Line of Credit. The Company intends to use a portion of the net proceeds realized from the sale of the Common Shares offered hereby to repay indebtedness owed to UBS under the Line of Credit. See "Use of Proceeds." In addition, UBS provides investment banking services to the Company.

     The Common Shares are listed on the NYSE under the symbol "VNO."

                         VALIDITY OF THE COMMON SHARES

     The validity of the Common Shares offered hereby will be passed upon for Vornado by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, certain legal matters will be passed upon for Vornado by Sullivan & Cromwell, New York, New York and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Sullivan & Cromwell and Skadden, Arps, Slate, Meagher & Flom LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll with respect to certain matters of Maryland law.

                                    EXPERTS

     The financial statements of URS, Montehiedra Town Center and Riese Properties, all incorporated in this Prospectus Supplement by reference from the Company's Current Report on Form 8-K filed October 8, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Americold incorporated in this Prospectus Supplement by reference from the Company's Current Report on Form 8-K filed October 8, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          ---------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        -----
Prospectus Supplement Summary.........    S-3
Additional Risk Factors...............    S-8
The Company...........................    S-8
Properties............................   S-12
Recent Developments...................   S-19
Use of Proceeds.......................   S-22
Capitalization........................   S-23
Description of Shares of Beneficial
  Interest............................   S-24
Price Range of the Common Shares
  and Distributions...................   S-24
Management............................   S-25
Federal Income Tax Considerations.....   S-26
Underwriting..........................   S-27
Validity of the Common Shares.........   S-30
Experts...............................   S-30

                 PROSPECTUS
Available Information.................      2
Incorporation of Certain Documents
  by Reference........................      3
Risk Factors..........................      4
Vornado and the Operating
  Partnership.........................     10
Use of Proceeds.......................     10
Consolidated Ratios of Earnings to
  Fixed Charges and Combined Fixed
  Charges and Preferred Share Dividend
  Requirements........................     11
Description of Debt Securities........     11
Description of Shares of Beneficial
  Interest............................     20
Federal Income Tax Considerations.....     30
Plan of Distribution..................     41
Experts...............................     41
Validity of the Securities............     42

======================================================
======================================================

                               14,000,000 SHARES
                                  VORNADO LOGO
                                COMMON SHARES OF
                              BENEFICIAL INTEREST
                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                          ---------------------------

                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                                  FURMAN SELZ
                              SALOMON BROTHERS INC
                               SMITH BARNEY INC.
                                 UBS SECURITIES
======================================================

PROSPECTUS

                                  $750,000,000
                              VORNADO REALTY TRUST
                    PREFERRED SHARES, DEPOSITARY SHARES AND
                                 COMMON SHARES

                                 $1,000,000,000
                              VORNADO REALTY L.P.
                                DEBT SECURITIES
                            ------------------------

    Vornado Realty Trust ("Vornado") may offer from time to time, together or separately, in one or more series (i) preferred shares of beneficial interest of Vornado, no par value ("Preferred Shares"), (ii) depositary shares representing entitlement to all rights and preferences of a fraction of a Preferred Share of a specified series and represented by depositary receipts ("Depositary Shares") and (iii) common shares of beneficial interest of Vornado, par value $0.04 per share ("Common Shares"), having an aggregate initial offering price not to exceed U.S. $750,000,000. Vornado Realty L.P. (the "Operating Partnership") may offer from time to time, together or separately, in one or more series debt securities ("Debt Securities"), which may be either (i) senior debt securities (the "Senior Debt Securities") or (ii) subordinated debt securities (the "Subordinated Debt Securities"), having an aggregate initial offering price not to exceed U.S. $1,000,000,000. The Preferred Shares, Depositary Shares, Common Shares and Debt Securities offered hereby (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The accompanying Prospectus Supplement will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, or in any other currency, currencies or currency unit, including the European Currency Unit), maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Operating Partnership or the holder, any terms for sinking fund payments, rank, any exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Shares, the specific title, the aggregate amount and the stated value, any dividend (including the method of calculating the payment of dividend), liquidation, redemption, conversion, voting or other rights and the initial offering price and (iii) in the case of Common Shares, the number of Common Shares, the initial offering price and the terms of the offering thereof. The Prospectus Supplement will also contain, as applicable, a discussion of the material United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered to the extent not contained herein.

    Vornado's Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "VNO". Vornado's $3.25 Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share (the "Series A Preferred Shares"), are listed on the NYSE under the symbol "VNO Pr A". The Prospectus Supplement will also contain information, where applicable, as to any listing on a securities exchange of the Securities covered by such Prospectus Supplement.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

    Vornado and the Operating Partnership may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts of Securities, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

               The date of this Prospectus is September 19, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE OPERATING PARTNERSHIP OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     All references to "Vornado" in this prospectus shall be deemed to refer to Vornado Realty Trust; all references to the "Operating Partnership" in this prospectus shall be deemed to refer to Vornado Realty L.P.; and all references to the "Company" in this prospectus shall be deemed to include Vornado and its consolidated subsidiaries, including the Operating Partnership.

                             AVAILABLE INFORMATION

     Vornado is and the Operating Partnership will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Vornado files and the Operating Partnership will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Vornado and the Operating Partnership with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the World Wide Web that contains reports, proxy and information statements and other information on registrants, such as Vornado and the Operating Partnership, that must file such material with the Commission electronically. The Commission's address on the world wide web is "http://www.sec.gov". Vornado's Common Shares and Series A Preferred Shares are listed on the NYSE and similar information can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by Vornado and the Operating Partnership with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to Vornado, the Operating Partnership and the Securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company and the Operating Partnership with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus:

     (1) Vornado's Annual Report on Form 10-K (File No. 001-11954) for the fiscal year ended December 31, 1996, as amended by the Form 10-K/A Amendment No. 1, Form 10-K/A Amendment No. 2 and Form 10K/A Amendment No. 3 for the fiscal year ended December 31, 1996 filed with the Commission on July 18, 1997, August 7, 1997 and September 10, 1997, respectively;

     (2) Vornado's Quarterly Reports on Form 10-Q (File No. 001-11954) for the periods ended March 31, 1997 and June 30, 1997;

     (3) Vornado's Current Report on Form 8-K (File No. 001-11954), dated March 12, 1997, as amended by Form 8-K/A, dated March 12, 1997 and filed with the Commission on April 1, 1997, Vornado's Current Reports on Form 8-K (File No. 001-11954), dated April 3, 1997, April 15, 1997, May 7, 1997 and June 27, 1997 and Vornado's Current Report on Form 8-K (File No. 001-11954), dated August 21, 1997, as amended by Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997;

     (4) the description of Vornado's Series A Preferred Shares contained in Vornado's Registration Statement on Form 8-A (File No. 001-11954), filed with the Commission on April 3, 1997;

     (5) the Operating Partnership's Registration Statement on Form 10 (File No. 000-22685), filed with the Commission on June 12, 1997, as amended by the Form 10/A Amendment No. 1, Form 10/A Amendment No. 2 and Form 10/A Amendment No. 3 filed with the Commission on July 18, 1997, August 7, 1997 and September 10, 1997, respectively;

     (6) the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated June 27, 1997 and the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated August 21, 1997, as amended by Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997; and

     (7) the Operating Partnership's Quarterly Report on Form 10-Q (File No. 000-22685) for the period ended June 30, 1997.

     All other documents and reports filed with the Commission by Vornado or the Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Vornado and the Operating Partnership will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Secretary of Vornado, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, telephone number (201) 587-1000.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT CONSIDERATIONS

     General

     Real property investments are subject to varying degrees of risk. Real estate values are affected by changes in the general economic climate, local conditions such as an oversupply of or a reduction in demand for real estate in the area, the attractiveness of the Company's properties to tenants, the quality, philosophy and performance of management, competition from comparable properties, inability to collect rent from tenants, the effects of any bankruptcies of major tenants, changes in market rental rates, the need to periodically repair, renovate and rent space and to pay the costs thereof (including, without limitation, substantial tenant improvement and leasing costs of re-leasing office space), and increases in operating costs due to inflation and other factors (including increased real estate taxes), which increases may not necessarily be passed through fully to tenants. Real estate values are also affected by such factors as government regulations and changes in zoning or tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws. Changes in any of the foregoing factors could result in a decline in rents obtained and/or occupancy levels at the Company's properties. A decline in rental revenues could result in a lower level of funds available for distribution to Vornado's shareholders.

     Dependence on Tenants

     The Company's results of operations will depend on its ability to continue to lease space in its real estate properties on economically favorable terms. In addition, as substantially all of the Company's income is derived from rentals of real property, the Company's income and funds available for distribution to Vornado's shareholders would be adversely affected if a significant number of the Company's lessees were unable to meet their obligations to the Company. In the event of default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Currently only one of the Company's tenants, Bradlees, Inc. ("Bradlees"), represents more than 3% of the Company's pro forma revenues. Bradlees accounted for approximately 10.5% of pro forma property rentals for the year ended December 31, 1996.

     Bankruptcy of Tenants

     There have been a number of recent bankruptcies in the retail industry, including certain tenants of the Company. The bankruptcy or insolvency of a major tenant may have a material adverse effect on the shopping centers affected and the income produced by such properties. The Company's leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant. As a result, the bankruptcy or insolvency of a major tenant could result in a lower level of funds from operations available for distribution to Vornado's shareholders.

     In June 1995, Bradlees filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company currently leases 17 locations to Bradlees. Of these locations, 14 are fully guaranteed by Stop & Shop Companies, Inc. ("Stop & Shop"), a wholly-owned subsidiary of Royal Ahold NV, a leading international food retailer, and one is guaranteed as to 70% of the rent. During 1996, Bradlees rejected three leases and assigned one lease to Kohl's Department Stores, Inc. These four leases are fully guaranteed by Stop & Shop. In January 1997, Bradlees received bankruptcy court approval to close one of the two stores in which leases are not guaranteed by Stop & Shop. Montgomery Ward & Co., Inc. (a previous lessee) remains liable on eight of the leases guaranteed by Stop & Shop, including the rent it was obligated to pay -- approximately 70% of current rent. The failure of Stop & Shop to perform its obligations with respect to these leases could result in a decline in the level of the Company's rental revenues and, as a result, in a lower level of funds from operations being available for distribution to Vornado's shareholders.

     Acquisition and Development Risks

     The Company may acquire or develop properties or acquire other real estate companies when it believes that an acquisition or development is consistent with its business strategies. In addition, the Company anticipates that, in certain circumstances, it may use Operating Partnership units ("Units") as consideration for acquisitions from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Company's ability to sell, or reduce the mortgage indebtedness on, such acquired assets, including agreeing not to sell properties for significant periods of time. These transactions also may increase the Operating Partnership's indebtedness as a percentage of the Company's asset value or market capitalization, which may impair the ability of the Company to take actions that would otherwise be in the best interests of Vornado and its shareholders. A significant increase in the level of the Company's indebtedness could affect the Operating Partnership's ability to make required principal and interest payments with respect to indebtedness, including the Debt Securities. See also "-- Leverage."

     Illiquidity of Assets; Restrictions on Dispositions of Mortgaged Properties

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and funds available for distribution to Vornado's shareholders would be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the properties by the mortgagee. In addition, if it becomes necessary or desirable for the Company to dispose of one or more of the mortgaged properties, the Company might not be able to obtain release of the lien on such mortgaged property. The foreclosure of a mortgage on a property or inability to sell a property could affect the level of funds available for distribution to Vornado shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Notes to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1996, incorporated in this Prospectus by reference for information regarding the terms of the mortgages encumbering the Company's properties.

SUBSTANTIAL INFLUENCE OF CONTROLLING SHAREHOLDER; POSSIBLE CONFLICTS OF INTEREST; RELATED PARTY TRANSACTIONS

     Interstate Properties, a New Jersey general partnership ("Interstate"), owns 21.9% of the outstanding Common Shares of the Company (assuming conversion of all Operating Partnership Units) and Units of the Operating Partnership. Steven Roth, Chairman of the Board and Chief Executive Officer of the Company, is the managing general partner of Interstate. Mr. Roth, David Mandelbaum and Russell B. Wight, Jr. are the three partners of Interstate. Messrs. Roth, Mandelbaum and Wight and Interstate own, in the aggregate, 26.2% of the outstanding Common Shares of the Company and Units of the Operating Partnership.

     As of December 31, 1996, the Company owned 29.3% of the outstanding common stock of Alexander's Inc. ("Alexander's"), a New York corporation. Alexander's is a real estate investment trust engaged in leasing, managing, developing and redeveloping properties, focusing primarily on the locations where its department stores (which ceased operations in 1992) formerly operated. Alexander's has nine properties which are located in the New York City region. Interstate owns an additional 27.1% of the outstanding common stock of Alexander's as of such date. Mr. Roth, the Company's Chief Executive Officer, and Mr. Fascitelli, the Company's President, are directors of Alexander's. Messrs. Mandelbaum, West and Wight, members of the Company's Board of Trustees, are also members of the Board of Directors of Alexander's.

     Because of the foregoing, Mr. Roth and Interstate may have substantial influence on the Company and Alexander's on the outcome of any matters submitted to the Company's or Alexander's stockholders for approval. In addition, certain decisions concerning the operations or financial structure of the Company may present conflicts of interest among Messrs. Roth, Mandelbaum and Wight and Interstate and the Company's other shareholders. In addition, Mr. Roth and Interstate engage in a wide variety of activities in the real estate business which may result in conflicts of interest with respect to certain matters affecting the Company or Alexander's, such as determination of which of such entities or persons, if any, may take advantage of potential business opportunities, decisions concerning the business focus of such entities (including decisions concerning the types of properties and geographic locations in which such entities make investments) demands on the time of Mr. Roth and certain of the executive officers of the Company and changes of existing arrangements between Mr. Roth, the Company and Interstate, potential competition between business activities conducted, or sought to be conducted, by the Company, Interstate and Alexander's (including competition for properties and tenants), possible corporate transactions (such as acquisitions) and other strategic decisions affecting the future of such parties.

     Bernard Mendik, the Company's co-chairman, owns direct and indirect managing general partner interests in two properties (Two Park Avenue and 330 Madison Avenue) in which the Company owns a partial interest, direct and indirect interests in numerous additional office properties and other real estate assets, and interests in certain property services businesses, including in businesses which provide cleaning and related services, security services and facilities management services, which interests may give rise to certain conflicts of interest concerning the fulfillment of Mr. Mendik's responsibility as a trustee of the Company.

     The Mendik Group (the "Mendik Group", as used herein, Bernard H. Mendik, David R. Greenbaum and certain entities controlled by them) owns an entity which provides cleaning and related services and security services to office properties. The Company has entered into contracts with the Mendik Group to provide such services to the certain office properties in which the Company owns a 100% interest. Although the terms and conditions of the contracts pursuant to which these services will be provided were not negotiated at arms' length, the Company believes based upon comparable fees charged to other real estate companies, that the terms and conditions of such contracts are fair to the Company, although there can be no assurance to this effect.

     Alexander's Management and Development Agreement

     Pursuant to a Management and Development Agreement (the "Management Agreement") between the Company and Alexander's, the Company has agreed to manage Alexander's business affairs and manage and develop Alexander's properties for an annual fee. The Management Agreement was assigned by the Company to Vornado Management Corp. ("VMC"), a New Jersey corporation. The Company owns 100% of the outstanding shares of preferred stock of VMC (which entitles the Company to 95% of the economic benefits of VMC through distributions), and Messrs. Roth and West own 100% of the outstanding shares of common stock of VMC. The Company also acts as a leasing agent for Alexander's properties on a fee basis under a leasing agreement. In addition, the Company lent Alexander's $45 million, the subordinated tranche of a $75 million secured financing, the balance of which was funded by a bank. None of Mr. Roth, Interstate or Vornado is obligated to present to Alexander's any particular investment opportunity which comes to his or its attention, even if such opportunity is of a character which might be suitable for investment by Alexander's.

     Leasing Services Provided to Other Properties

     The Mendik Management Company Inc. (the "Management Corporation") (which is controlled by Messrs. Mendik, Greenbaum and Fascitelli and not by the Company) provides management and leasing services to properties in which the Company owns less than a 100% interest as well as to other office properties (including several properties in which the Mendik Group has an interest). Certain conflicts of interest may result from the Management Corporation providing leasing services both to properties in which the Company has an interest and other properties in which the Mendik Group has an interest.

CORPORATE STRUCTURE

     Vornado is a real estate investment trust formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"). Substantially all of Vornado's assets consist of its partnership interests in the Operating Partnership, of which Vornado is the general partner. Substantially all of the Operating Partnership's properties and assets are held through subsidiaries. Any right of Vornado's shareholders to participate in any distribution of the assets of any of the Company's indirect subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and any consequent right of the Company's securityholders to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of the Operating Partnership and such subsidiary, except to the extent the Company has a claim against such subsidiary as a creditor of such subsidiary. In addition, in the event that claims of the Company as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. See also "-- Potential Anti-takeover Effects of Charter Documents and Applicable Law" and "-- Leverage".

LEVERAGE

     As of July 31, 1997, the Company had aggregate indebtedness outstanding of approximately $713 million, of which $463 million is secured by Company properties. The Operating Partnership's ability to make required principal and interest payments with respect to indebtedness, including any Debt Securities, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments since the Debt Securities are obligations of the Operating Partnership only and its subsidiaries are not obligated or required to pay any amounts due pursuant to the Debt Securities or to make funds available therefor in the form of dividends or advances to the Operating Partnership. Of the approximately $713 million of outstanding indebtedness, Vornado Finance L.P., a Delaware limited partnership and subsidiary of the Operating Partnership ("Vornado Finance"), has outstanding an aggregate of $227,000,000 of 6.36% Collateralized Notes Due December 1, 2000 (the "Collateralized Notes"), secured by a mortgage note, mortgage and various other instruments, documents and agreements executed in connection therewith by other subsidiaries of the Operating Partnership owning, in the aggregate, the interests in 44 of the Company's properties.

     The indenture relating to the Collateralized Notes of Vornado Finance provides that all cash flows from the 44 Company properties which are collateral for the Collateralized Notes will be deposited in a segregated trust account. So long as no event of default under the indenture has occurred and is continuing, Vornado Finance may withdraw funds from such trust account to the extent that the amounts in such account exceed a certain minimum reserve level. Such minimum reserve level equals the sum of (i) the amount of current or past due operating expenses of Vornado Finance and its subsidiaries, (ii) indebtedness of Vornado Finance and its subsidiaries due prior to such withdrawal and (iii) accrued and unpaid interest on the Collateralized Notes; provided that (a) if the debt service coverage ratio (as defined in the indenture relating to the Collateralized Notes) is less than 2.0 and greater than or equal to 1.8, the amount in (iii) above is increased by an amount equal to six months interest on the Collateralized Notes and (b) if the debt service coverage ratio is less than 1.8, the amount in (iii) above is increased by an amount equal to eighteen months interest on the Collateralized Notes. As a result of these limitations on cash flows relating to such properties, which cash flows represented approximately 83% of cash flows from properties of the Operating Partnership and its consolidated subsidiaries in 1996, the Operating Partnership's ability to pay interest and principal on its Debt Securities may be adversely affected.

     The Indentures do not contain provisions that limit the Operating Partnership's ability to incur indebtedness. Vornado has historically maintained a relatively low level of debt to market capitalization of between 15% and 35%. As of July 31, 1997, the level of debt to market capitalization was 31%. In the future, in connection with its strategy for growth, this percentage may increase. This policy may be reviewed and modified from time to time by the Company without the vote of shareholders.

GEOGRAPHIC CONCENTRATION

     For the year ended December 31, 1996, 78% of the Company's revenues were derived from properties located in New York City and New Jersey. In addition, the Company may concentrate a significant portion of its future acquisitions in New York City and New Jersey. Like other real estate markets, the real estate market in New York City and New Jersey experienced economic downturns in the past, including most recently in the late 1980s and 1990s. Future declines in the economy or the real estate markets in New York

City and New Jersey could adversely affect the Company's financial performance. The Operating Partnership's financial performance and its ability to make distributions to its partners, including Vornado, are dependent on conditions in the economy and the real estate markets in New York City and New Jersey, which may be affected by a number of factors, including the economic climate in New York City and New Jersey (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, infrastructure quality in New York City and New Jersey and other factors) and conditions in the real estate markets in New York City and New Jersey (such as oversupply of or reduced demand for real estate). There can be no assurance as to the continued strength of the economy, or the continued strength of the real estate markets, in New York City and New Jersey.

ENVIRONMENTAL MATTERS

     Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other Federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks are also regulated by Federal and state laws. In connection with the ownership, operation and management of its properties, the Company could be held liable for the costs of remedial action with respect to such regulated substances or tanks or related claims.

     Each of the Company's properties has been subjected to varying degrees of environmental assessment, which generally did not include soil sampling or subsurface investigations, at various times. The environmental assessments did not reveal any environmental condition or liability that the Company believes will have a material adverse effect on the Company's business, assets or results of operations. However, there can be no assurance that the identification of new areas of contamination, change in the extent or known scope of contamination, the discovery of additional sites or changes in cleanup requirements would not result in significant costs to the Company.

COMPETITION

     The leasing of real estate is highly competitive. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. The Company directly competes with all lessors and developers of similar space in the areas in which its properties are located. Demand for retail space has been impacted by the recent bankruptcy of a number of retail companies and a general trend toward consolidation in the retail industry which could adversely affect the ability of the Company to attract and retain tenants.

     The Company's shopping center properties are generally located on major regional highways in mature, densely populated areas. These shopping center properties compete with, among others, free standing stores, neighborhood centers and stores leased on the periphery of regional malls. Further, the general economic climate (such as household disposable income) and the conditions of shopping center markets (such as oversupply of or reduced demand for retail space) in the places where the shopping center properties are located could adversely affect the Company's financial condition.

     The Company's office building properties are concentrated in highly developed areas of midtown Manhattan. Manhattan is the largest office market in the United States. The number of competitive office properties in Manhattan could have a material adverse effect on the Company's ability to lease office space at its properties, and on the effective rents the Company is able to charge. These competing properties may be newer or better located. In addition, the Company may compete with other property owners (including other REITs that currently invest in markets other than Manhattan) that are willing to acquire properties in transactions which are more highly leveraged than the Company is willing to undertake.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Steven Roth, the Chairman and Chief Executive Officer of Vornado, and Michael D. Fascitelli, the President of Vornado. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company.

CONSEQUENCES OF THE FAILURE TO QUALIFY OR REMAIN QUALIFIED AS A REIT

     Although Vornado's management believes that Vornado will remain organized and will continue to operate so as to qualify as a real estate investment trust ("REIT") for Federal income tax purposes, no assurance can be given that it will remain so qualified. Qualification as a REIT for Federal income tax purposes involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the control of Vornado may impact its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the requirements for qualification as a REIT or the Federal income tax consequences of such qualification. Vornado, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect its ability to operate in such a manner as to qualify as a REIT.

     If, with respect to any taxable year, Vornado fails to qualify as a REIT, it would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alterative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to shareholders would be reduced for the year or years involved, and distributions would no longer be required to be made. In addition, unless entitled to relief under certain statutory provisions, Vornado would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Notwithstanding that Vornado currently intends to operate in a manner designed to allow it to qualify as a REIT, future economic, market, legal, tax or other considerations may cause it to determine that it is in the best interest of Vornado and its shareholders to revoke the REIT election.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER DOCUMENTS AND APPLICABLE LAW

     Generally, for Vornado to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of beneficial interest of Vornado may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of Vornado's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). To ensure that Vornado will not fail to qualify as a REIT under this and other tests under the Code, the Declaration of Trust, subject to certain exceptions, provides that no person may own more than 6.7% of the outstanding Common Shares or 9.9% of the outstanding Preferred Shares. These restrictions on transferability and ownership may delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders. See "Description of Shares of Beneficial
Interest -- Description of Preferred Shares -- Restrictions on Ownership" and "Description of Shares of Beneficial Interest -- Description of Common
Shares -- Restrictions on Ownership".

     Vornado's Board of Trustees is divided into three classes of trustees. Trustees of each class are chosen for three-year staggered terms. Staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of Vornado, even though a tender offer or change in control might be in the best interest of the shareholders. Vornado's Declaration of Trust authorizes the Board of Trustees to cause Vornado to issue additional authorized but unissued shares of Common Shares or Preferred Shares and to classify or reclassify any unissued Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. Although the Board of Trustees has no such intention at the present time, it could establish a series of Preferred Shares that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders.

     Under the Maryland General Corporation Law, as amended ("MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares. As permitted by Maryland law, the Board of Trustees has adopted a resolution exempting any business combination between any trustee or officer of Vornado (or their affiliates) and Vornado. As a result, the trustees and officers of Vornado and their affiliates may be able to enter business combinations with Vornado which may not be in the best interest of shareholders and, with respect to business combinations with other persons, the business combination provisions of the MGCL may have the effect of delaying, deferring or preventing a transaction or a change in the control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders.

                     VORNADO AND THE OPERATING PARTNERSHIP

     Vornado is a fully-integrated real estate investment trust organized under the laws of the state of Maryland. In April 1997, Vornado transferred substantially all of its assets to the Operating Partnership, a Delaware limited partnership. As a result, Vornado now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership, in which it is the sole general partner and in which it owns an approximately 90% limited partnership interest as of June 11, 1997. The Operating Partnership currently owns: (i) 58 shopping center properties in seven states and Puerto Rico containing 10.5 million square feet, including 1.2 million square feet built by tenants on land leased from the Company; (ii) all or portions of nine office building properties in the New York City metropolitan area (primarily Manhattan) containing 4.2 million square feet; (iii) eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; and (iv) approximately 29.3% of the outstanding common stock of Alexander's, Inc., which has nine properties in the New York City metropolitan area.

     As of July 31, 1997, the Company's total consolidated outstanding debt was approximately $713 million, of which $463 million is secured by Company properties, and its total consolidated debt plus its proportionate share of total unconsolidated debt were approximately $825 million, of which $575 million is secured by Company properties.

     The executive offices of Vornado and the Operating Partnership are located at Park 80 West, Plaza II, Saddle Brook, N.J. 07663; telephone (201) 587-1000.

                                USE OF PROCEEDS

     Vornado is required by the terms of the partnership agreement of the Operating Partnership to invest the net proceeds of any sale of Common Shares, Preferred Shares or Depositary Shares in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be. As will be more fully described in the applicable Prospectus Supplement, Vornado and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes or such other uses as may be set forth in a Prospectus Supplement.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
      AND COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

     For purposes of calculating the following ratios, (i) earnings represent income from continuing operations before income taxes, plus fixed charges, and
(ii) fixed charges represent interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). There were no preferred shares outstanding during any of the periods indicated below and therefore the ratio of earnings to fixed charges would have been the same as the ratio of earnings to combined fixed charges and preferred share dividend requirements for each period indicated. The historical ratios of earnings to combined fixed charges and preferred share dividend requirements set forth below are the same for both Vornado and the Operating Partnership.

                                                  SIX
                                                MONTHS
                                                 ENDED               YEAR ENDED DECEMBER 31,
                                               JUNE 30,      ----------------------------------------
                                                 1997        1996     1995     1994     1993     1992
                                               ---------     ----     ----     ----     ----     ----
Ratio of Earnings to Combined Fixed Charges
  and Preferred Share Dividend
  Requirements...............................     1.83       4.56     4.06     3.54     1.80     1.07

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described therein. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") between the Operating Partnership and The Bank of New York, as trustee (the "Senior Trustee"), a copy of the form of which Senior Indenture is filed as an exhibit to the Registration Statement. The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture") between the Operating Partnership and The Bank of New York, as trustee (the "Subordinated Trustee"), a copy of the form of which Subordinated Indenture is filed as an exhibit to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and Subordinated Trustee are sometimes referred to collectively as the "Trustees."

     The following summaries of the material provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Indenture and the Subordinated Indenture are brief summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to all the provisions of the Indenture applicable to a particular series of Debt Securities. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

GENERAL

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be general unsecured obligations of the Operating Partnership. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Operating Partnership for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Operating Partnership and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Indenture) of the Operating Partnership as described below under "-- Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt

Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Operating Partnership and any terms and conditions relevant thereto; (8) the obligations of the Operating Partnership, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars;
(12) if the principal of, or premium, if any, or interest, if any, on such Debt Securities is to be payable, at the election of the Operating Partnership or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) the applicability of any provisions described under "-- Defeasance"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of any provisions described under "-- Events of Default" and any additional Event of Default applicable thereto;
(18) any covenants applicable to such Debt Securities; (19) the terms and conditions, if any, pursuant to which the Debt Securities are exchangeable into Common Shares of the Company; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures. (Section 301)

     Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general Federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

     The Indentures do not contain any provisions that limit the Operating Partnership's ability to incur indebtedness. Except as may be indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or Debt Securities that would protect them in the event the Operating Partnership engages in or becomes the subject of a highly leveraged transaction and the limitations on mergers, consolidations and transfers of substantially all of the Operating Partnership's properties and assets as an entirety to any person as described below under "-- Consolidation, Merger and Sale of Assets." Such covenants may not be waived or modified by the Operating Partnership, although Holders of Debt Securities could waive or modify such covenants as more fully described below under "-- Modification and Waiver."

     The applicable Prospectus Supplement with respect to any particular series of Debt Securities that provide for the optional redemption or prepayment of such Debt Securities upon the occurrence of certain events (i.e., a change of control) will describe the following: (1) the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as that there may be possible adverse effects on the market price of the Operating Partnership's securities or ability to obtain financing; (2) that the Operating Partnership will comply with the requirements of applicable securities laws, including Rules 14e-1 and 13e-4 under the Exchange Act, in connection with such provisions and any related offers by the Operating Partnership; (3) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the offered Debt Securities may be effectively subordinated; (4) limitations on the Operating Partnership's financial or legal ability to repurchase the offered Debt Securities upon the triggering of an event risk provision requiring such a repurchase or offer to repurchase; (5) the impact, if any, under the governing instrument of the failure to repurchase, including whether such failure to make any required repurchases in the event of a change of control will create an event of default with respect to the offered Debt Securities or will become an event of default only after the continuation of such failure for a specified period of time after written notice is given to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the holders of a specified percentage in aggregate principal amount of the debt outstanding; (6) that there can be no assurance that sufficient funds will be available at the time of the triggering of an event risk provision to make any required repurchases; (7) if such offered Debt Securities are to be subordinated to other obligations of the Operating Partnership or its subsidiaries that would be accelerated upon the triggering of a change in control or similar event, the material effect thereof on such acceleration provision and such offered Debt Securities; and (8) to the extent that there is a definition of "change of control" in a supplemental indenture relating to such offered Debt Securities that includes the concept of "all or substantially all," the established meaning of such phrase under New York law.

EXCHANGE OF DEBT SECURITIES

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be exchangeable into Common Shares of Vornado on the terms and conditions set forth therein. Such terms may include provisions pursuant to which the number of Common Shares of Vornado to be received by the holders of Debt Securities would be calculated according to the market price of Common Shares of Vornado as of a time stated in the Prospectus Supplement. The applicable Prospectus Supplement will indicate certain restrictions on ownership which may apply in the event of an exchange. See "Description of Preferred Shares -- Restrictions on Ownership" and "Description of Common Shares -- Restrictions on Ownership."

FORM, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange and transfer of Debt Securities will be registerable, at the office or agency of the Operating Partnership maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All monies paid by the Operating Partnership to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Operating Partnership and thereafter the Holder of such Debt Security may look only to the Operating Partnership for payment thereof. (Section 1003)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer except as a whole by the Global Depositary for such Global Security to a nominee of such Global Depositary or by a nominee of such Global Depositary to such Global Depositary or another nominee of such Global Depositary or by such Global Depositary or any nominee to a successor Global Depositary or a nominee of such successor Global Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Operating Partnership expects that the following provisions will apply to depositary arrangements although no assurance can be given that such will be the case.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Global Depositary will be represented by a Global Security registered in the name of such Global Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Global Depositary for such Global Security, the Global Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Global Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Operating Partnership, if such Debt Securities are offered and sold directly by the Operating Partnership. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Global Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Global Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Global Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Operating Partnership understands that under existing industry practices, if the Operating Partnership requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the Global Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     If the Global Depositary for Debt Securities of a series is at any time unwilling, unable or ineligible to continue as Global Depositary and a successor Global Depositary is not appointed by the Operating Partnership within 90 days or an Event of Default under the applicable Indenture has occurred and is continuing, the Operating Partnership will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Operating Partnership may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Operating Partnership so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Operating Partnership and the Global Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as registered securities).

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE OPERATING PARTNERSHIP

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Operating Partnership will be subject to the covenants described therein. In addition, the Operating Partnership will be subject to the following covenants.

     Existence

     Except as permitted under "--Consolidation, Merger and Sale of Assets," the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities. (Section 1005)

     Maintenance of Properties

     The Operating Partnership will be required to cause all properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership shall not be prevented from discontinuing the operation or maintenance of any of its properties if such discontinuance is, in the judgment of the Operating Partnership, desirable in the conduct of its business or the business of any subsidiary and not disadvantageous in any material respect to the Holders. (Section 1006)

     Payment of Taxes and Other Claims

     The Operating Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Operating Partnership or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1007)

     Insurance

     The Operating Partnership will be required to, and to cause each of its subsidiaries to, keep all of its insurable properties insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types. (Section 1008)

     Provision of Financial Information

     Whether or not the Operating Partnership is subject to Section 13 or
Section 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject.

     The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities whose names appear in the security register for such Debt Securities, as their names and addresses appear in the security register for such Debt Securities, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with any Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. (Section 1009)

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure in the deposit of any sinking fund payment in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Operating Partnership in the Indentures (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice to the Operating Partnership as provided in the applicable Indenture; (e) the acceleration of, or failure to pay at maturity (including any applicable grace period), any indebtedness for money borrowed by the Operating Partnership with at least $50,000,000 in principal amount outstanding, which acceleration or failure to pay is not rescinded or annulled or such indebtedness paid, in each case within 10 days after the date on which written notice thereof shall have first been given to the Operating Partnership as provided in the applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indentures may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver or defaults, see "-- Modification and Waiver" below.

     The Indentures provide that, subject to the duty of the Trustees thereunder during an Event of Default to act with the required standard of care, such Trustees will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustees reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred on such Trustees, with respect to the Debt Securities of that series. (Section
512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless (i) such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) with respect to Debt Securities of that series; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the applicable Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the Indenture; (iii) the Trustee shall have failed to institute such proceedings within 60 days; and (iv) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request (Section 507); provided, however, that such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and any premium and interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section
508)

     The Operating Partnership will be required to furnish to the Trustees annually a statement as to the performance by the Operating Partnership of its obligations under the Indentures and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Without the consent of any Holder of Outstanding Debt Securities, the Operating Partnership and the applicable Trustee may amend or supplement the applicable Indenture or the Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not materially adversely affect the rights of any Holder of Debt Securities. (Section 901) Other modifications and amendments of the Indentures may be made by the Operating Partnership and the applicable Trustee only with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) modify the subordination provisions applicable to any series of Debt Securities in a manner adverse to the holders thereof; or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

     Unless otherwise indicated in the applicable Prospectus Supplement, the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Operating Partnership with certain covenants of the Indentures. (Section
1008) Unless otherwise indicated in the applicable Prospectus Supplement, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under such applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Operating Partnership, provided that (a) the Person (if other than the Operating Partnership) formed by such consolidation or into which the Operating Partnership is merged or which acquires or leases the assets of the Operating Partnership substantially as an entirety assumes the Operating Partnership's obligations on the Debt Securities and under the Indenture relating thereto and (b) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Article Eight) A Prospectus Supplement may set forth any additional provisions regarding a consolidation with, merger into, or transfer or lease of its assets substantially as an entirety to, any Person (or of such Person with, into or to the Operating Partnership).

DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Operating Partnership, at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold monies for payment in trust) or (ii) will be released from its obligations to comply with any covenants that may be specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause
(d) under "-- Events of Default" above with respect to any defeased covenants shall no longer be an Event of Default, if in either case the Operating Partnership irrevocably deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of and premium, if any, and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Operating Partnership) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (e) under "-- Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (e) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit and (c) the Operating Partnership shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such deposit and defeasance had not occurred, which Opinion of Counsel, in the case of a deposit and defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (i) above, shall be based on either (A) a ruling to such effect that the Operating Partnership has received from, or that has been published by, the Internal Revenue

Service or (B) a change in the applicable Federal income tax law, occurring after the date of the applicable Indenture, to such effect. In the event the Operating Partnership omits to comply with its remaining obligations under such Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership will remain liable in respect to such payments. (Article Thirteen)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Operating Partnership, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Article Fifteen of the Subordinated Indenture)

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Operating Partnership who are not holders of Senior Debt or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     Unless otherwise indicated in the applicable Prospectus Supplement, "Senior Debt" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Operating Partnership to the extent such claim for post-petition interest is allowed in such proceeding) on all indebtedness of the Operating Partnership (including indebtedness of others guaranteed by the Operating Partnership), other than the Subordinated Debt Securities whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is: (i) for money borrowed, (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (iii) obligations of the Operating Partnership as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which the Operating Partnership is a party, including amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Debt Securities.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Operating Partnership. The Senior Debt Securities, when issued, will constitute Senior Debt.

     The Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such indebtedness and the terms of the offered Subordinated Debt Securities would rank senior to or pari passu with such Subordinated Debt Securities and any limitation on the issuance of additional senior or pari passu indebtedness. The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEES

     The Operating Partnership and certain of its subsidiaries in the ordinary course of business maintain general banking relations with The Bank of New York. Pursuant to the provisions of the Trust Indenture Act of 1939, upon a default under either the Senior Indenture or the Subordinated Indenture, The Bank of New York may be deemed to have a conflicting interest by virtue of its acting as both the Senior Trustee and the Subordinated Trustee requiring it to resign and be replaced by a successor trustee in one of such positions.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following descriptions of the material terms of the shares of beneficial interest of Vornado do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) Vornado's Amended and Restated Declaration of Trust, including the articles supplementary for the Series A Preferred Shares (the "Declaration of Trust"), and (ii) its Bylaws, which documents are exhibits to this Registration Statement.

     For Vornado to qualify as a REIT under the Code, not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Accordingly, the Declaration of Trust contains provisions that restrict the ownership and transfer of shares of beneficial interest.

     The Declaration of Trust authorizes the issuance of up to 180,000,000 shares, consisting of 70,000,000 Common Shares, 20,000,000 preferred shares of beneficial interest, no par value per share ("Preferred Shares"), and 90,000,000 excess shares of beneficial interest, $.04 par value per share ("Excess Shares"). See "-- Description of Preferred Shares -- Restrictions on Ownership" and "-- Description of Common Shares -- Restrictions on Ownership" for a discussion of the possible issuance of Excess Shares.

DESCRIPTION OF PREFERRED SHARES

     The following is a description of the material terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement, which will supplement the information set forth below.

     The summary of the material terms of Vornado's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Declaration of Trust and the articles supplementary relating to each series of the Preferred Shares (the "Articles Supplementary"), which will be filed as an exhibit to or incorporated by reference in the Registration

Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Shares.

     As of the date hereof, the Declaration of Trust authorizes the issuance of 20,000,000 Preferred Shares. As of July 31, 1997, 5,750,000 Series A Preferred Shares were outstanding. The Series A Preferred Shares are listed on the NYSE under the symbol "VNO Pr A". A description of Vornado's Series A Preferred Shares is set forth in Vornado's Registration Statement on Form 8-A, filed with the Commission on April 3, 1997, and incorporated herein by reference. The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as may be fixed by the Board of Trustees. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of Vornado and may adversely affect the voting and other rights of the holders of Common Shares. The Declaration of Trust authorizes the Board of Trustees to classify or reclassify any unissued Preferred Shares by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Preferred Shares.

     The Preferred Shares shall have the dividend, liquidation, redemption and voting rights described below as such description may be supplemented in a Prospectus Supplement relating to a particular series of the Preferred Shares. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Shares in respect of which this Prospectus is being delivered: (1) the title of such Preferred Shares and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Shares will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;
(5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; (7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, limitations and restrictions; (8) any listing of such Preferred Shares on any securities exchange; (9) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Vornado;
(10) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Vornado; and (11) any limitations on direct, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Vornado as a REIT. The applicable Prospectus Supplement will also include a discussion of Federal income tax considerations applicable to such Preferred Shares.

     General

     The Preferred Shares offered hereby will be issued in one or more series. The Preferred Shares, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference is not indicative of the price at which the Preferred Shares will actually trade on or after the date of issuance.

     Rank

     The Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of Vornado, rank prior to the Common Shares and Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) and to all other classes and series of equity securities of Vornado now or hereafter authorized, issued or outstanding (the Common Shares and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of Vornado which by their terms specifically provide for a ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of Vornado. The Preferred Shares shall be junior to all outstanding debt of Vornado. The Preferred Shares shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Declaration of Trust.

     Dividends

     Holders of Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees out of assets of Vornado legally available for payment, dividends, or distributions in cash, property or other assets of Vornado or in Securities of Vornado or from any other source as the Board of Trustees in its discretion shall determine and at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each authorized dividend shall be payable to holders of record as they appear at the close of business on the books of Vornado on such record dates, not more than 90 calendar days preceding the payment dates therefor, as are determined by the Board of Trustees (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Shares are noncumulative and if the Board of Trustees fails to authorize a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Shares will have no right to receive a dividend in respect of such dividend period, and Vornado will have no obligation to pay the dividend for such period, whether or not dividends are authorized payable on any future dividend payment dates. If dividends of a series of Preferred Shares are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Prospectus Supplement.

     No full dividends shall be authorized or paid or set apart for payment on Preferred Shares of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Shares offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Shares and any other Preferred Shares of Vornado ranking on a parity as to dividends with the Preferred Shares, dividends upon such Preferred Shares and dividends on such other Preferred Shares ranking on a parity with the Preferred Shares shall be authorized pro rata so that the amount of dividends authorized per share on such Preferred Shares and such other Preferred Shares ranking on a parity with the Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other Preferred Shares, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Shares which may be in arrears. Unless full dividends on the series of Preferred Shares offered by the applicable Prospectus Supplement have been authorized and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be authorized, set aside or paid on the Junior Stock, (b) Vornado may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (c) Vornado may not, directly or indirectly, repurchase, redeem or otherwise acquire any Preferred Shares or Parity Stock (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding Preferred Shares and shares of Parity Stock (except by conversion into or exchange for Junior Stock).

     Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series.

     Redemption

     The terms, if any, on which Preferred Shares of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

     Liquidation

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of Vornado, the holders of a series of Preferred Shares will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Shares, Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) or any Junior Stock on liquidation, dissolution or winding up of Vornado, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Shares are cumulative). If the amounts available for distribution with respect to the Preferred Shares and all other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Shares and Parity Stock, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Shares may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation distribution, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by Vornado.

     Title 8 does not contain any sections on the power of a Maryland real estate investment trust, such as the Company, to make distributions, including dividends, to its shareholders. It is possible that a Maryland court may look to the Maryland General Corporation Law ("MGCL") for guidance on matters, such as the making of distributions to shareholders, not covered by Title 8. The MGCL requires that, after giving effect to a distribution, (1) the corporation must be able to pay its debts as they become due in the usual course of business and
(2) the corporation's assets must at least equal the sum of its liabilities and the preferential rights on dissolution of stockholders whose rights on dissolution are superior to those stockholders receiving the distribution. However, the MGCL also provides that the charter of the corporation may provide that senior dissolution preferences shall not be included with liabilities for purposes of determining amounts available for distribution. The applicable articles supplementary may include such a provision.

     Voting

     The Preferred Shares of a series will not be entitled to vote, except as described below or in the applicable Prospectus Supplement. Without the affirmative vote of a majority of the Preferred Shares then outstanding (voting separately as a class together with any Parity Stock), Vornado may not (i) increase or decrease the aggregate number of authorized shares of such class or any security ranking prior to the Preferred Shares, (ii) increase or decrease the par value of the shares of holders of such class or (iii) alter or change the voting or other powers, preferences or special rights of such class so as to affect them adversely. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of Junior Stock or Parity Stock, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for Vornado, shall not be considered to be such an adverse change.

     No Other Rights

     The shares of a series of Preferred Shares will not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption except as set forth above or in the applicable Prospectus Supplement, the Declaration of Trust and in the applicable Articles Supplementary or as otherwise required by law.

     Transfer Agent and Registrar

     The transfer agent for each series of Preferred Shares will be described in the related Prospectus Supplement.

     Restrictions on Ownership

     As discussed below, for Vornado to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust contains, and the Articles Supplementary for each series of Preferred Shares may contain, provisions restricting the ownership and transfer of the Preferred Shares.

     The Declaration of Trust contains a limitation that restricts shareholders from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series (the "Preferred Shares Beneficial Ownership Limit"). The attribution rules which apply for purposes of the Common Shares Beneficial Ownership Limit (as defined below) also apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "-- Description of Common Shares -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     Holders of Preferred Shares are also subject to the Constructive Ownership Limit (as defined below in "-- Description of Common Shares -- Restrictions on Ownership"), which restricts them from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series. The attribution rules which apply for purposes of the Constructive Ownership Limit differ from those that apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "-- Description of Common
Shares -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Constructive Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Preferred Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of Vornado to be beneficially owned by fewer than 100 persons, will be null and void and the Declaration of Trust provides that the purported transferee will acquire no rights or economic interest in such Preferred Shares. In addition, Preferred Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by Vornado of the automatic exchange for Excess Shares shall be repaid to Vornado upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Preferred Shares of the same class as the Preferred Shares which were originally exchanged for such Excess Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Preferred Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The Declaration of Trust provides that Vornado may purchase any Excess Shares that have been automatically exchanged for Preferred Shares as a result of a purported transfer or other event. The price at which Vornado may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Preferred Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Preferred Shares exchanged for such Excess Shares on the date that the Company accepts the deemed offer to sell such Excess Shares. Vornado's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees may exempt certain persons from the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit if evidence satisfactory to the trustees is presented showing that such exemption will not jeopardize Vornado's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the Internal Revenue Service and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of Vornado.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

     All certificates evidencing Preferred Shares will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding Preferred Shares of any series must give a written notice to Vornado containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to Vornado such information as Vornado may request, in good faith, in order to determine Vornado's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

DEPOSITARY SHARES

     Vornado may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Shares, rather than full Preferred Shares. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares) of a share of a particular series of Preferred Shares, will be issued as described below.

     The description set forth below of the material provisions of the Deposit Agreement and of the Depositary Shares and Depositary Receipts (each as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Shares which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Shares. The particular terms of Depositary Shares representing fractional interests in any particular series of Preferred Shares will be described in the applicable Prospectus Supplement, which will supplement the information set forth herein.

     General

     The shares of any series of Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between Vornado and the depositary (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a Preferred Share represented by such Depositary Share, to all the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Preferred Shares represented thereby.

     Dividends and Other Distributions

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

     Withdrawal of Preferred Shares

     Upon surrender of Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Shares or otherwise), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the class or series of Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares thereof. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

     Redemption of Depositary Shares

     If a series of Preferred Shares represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Shares held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever Vornado redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing Preferred Shares so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

     Voting the Preferred Shares

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notices of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Shares represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Shares represented by such Depositary Shares in accordance with such instructions, and Vornado will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preferred Shares to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Shares.

     Amendment and Termination of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Vornado and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Shares in connection with any liquidation, dissolution or winding up of Vornado and such distribution has been distributed to the holders of the related Depositary Shares.

     Charges of Depositary

     Vornado will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Vornado will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and issuance of Depositary Receipts, all withdrawals of Preferred Shares by owners of Depositary Shares and any redemption of the Preferred Shares. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     Resignation and Removal of Depositary

     The Depositary may resign at any time by delivering to Vornado notice of its election to do so, and Vornado may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Restrictions on Ownership

     In order to safeguard Vornado against an inadvertent loss of REIT status, the Deposit Agreement or the Declaration of Trust will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable Prospectus Supplement.

     Miscellaneous

     The Depositary will forward all reports and communications from Vornado which are delivered to the Depositary and which Vornado is required or otherwise determines to furnish to the holders of the Preferred Shares.

     Neither the Depositary nor Vornado will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Vornado and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON SHARES

     As of July 31, 1997, 26,553,161 Common Shares were issued and outstanding and no Excess Shares were issued and outstanding. The Common Shares of Vornado are listed on the NYSE under the symbol "VNO".

     The holders of Common Shares are entitled to receive dividends when, if and as authorized by the Board of Trustees of Vornado out of assets legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding Preferred Shares.

     The holders of Common Shares are entitled to one vote for each share on all matters voted on by stockholders, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. The holders of Common Shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of the Company. In the event of the dissolution, liquidation or winding up of Vornado, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any Preferred Shares then outstanding.

     The Common Shares have equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal or exchange rights. All outstanding shares of Common Shares are, and any Common Shares offered by a Prospectus Supplement, upon issuance, will be, fully paid and non-assessable.

     The transfer agent for the Common Shares is First Fidelity Bank, N.A., New Jersey.

     Restrictions on Ownership

     The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares and which are designed to safeguard Vornado against an inadvertent loss of its REIT status. In order to prevent any Vornado shareholder from owning shares in an amount which would cause more than 50% in value of the outstanding shares of Vornado to be owned by five or fewer individuals, the Declaration of Trust contains a limitation that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code, more than a specified percentage of the outstanding Common Shares (the "Common Shares Beneficial Ownership Limit"). The Common Shares Beneficial Ownership Limit was initially set at 2.0% of the outstanding Common Shares. The Board of Trustees subsequently adopted a resolution raising the Common Shares Beneficial Ownership Limit from 2.0% to 6.7% of the outstanding Common Shares. The shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 (the "Merger") may continue to do so and may acquire additional Common Shares through stock option and similar plans or from other shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the Merger, subject to the restriction that Common Shares cannot be transferred if, as a result, more than 50% in value of the outstanding shares of Vornado would be owned by five or fewer individuals. While such shareholders are not generally permitted to acquire additional Common Shares from any other source, such shareholders may acquire additional Common Shares from any source in the event that additional Common Shares are issued by Vornado, up to the percentage held by them immediately prior to such issuance.

     Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit. For instance, if two shareholders, each of whom owns, under the applicable attribution rules of the Code, 3.5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would own, under the applicable attribution rules of the Code, 7.0% of the outstanding Common Shares, which is in excess of the Common Shares Beneficial Ownership Limit. Similarly, if a shareholder who owns, under the applicable attribution rules of the Code, 4.9% of the outstanding Common Shares were to purchase a 50% interest in a corporation which owns 4.8% of the outstanding Common Shares, then the shareholder would own, under the applicable attribution rules of the Code, 7.3% of the outstanding Common Shares. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. Therefore, in order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described above, and thus to ensure that there will not be an inadvertent loss of REIT status as a result of the ownership of shares of a tenant, or a person that holds an interest in a tenant, the Declaration of Trust also contains an ownership limit that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Common Shares Beneficial Ownership Limit), more than 9.9% of the outstanding shares of any class (the "Constructive Ownership Limit"). The shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger generally are not subject to the Constructive Ownership Limit. Subject to an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold, the Declaration of Trust also contains restrictions that are designed to ensure that the shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger will not, in the aggregate, own an interest in a tenant or subtenant of the REIT of sufficient magnitude to cause rental income received, directly or indirectly, by the REIT from such tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.

     Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the Constructive Ownership Limit. As the attribution rules that apply with respect to the Constructive Ownership Limit differ from those that apply with respect to the Common Shares Beneficial Ownership Limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the Constructive Ownership Limit can differ from those which can result in share ownership in excess of the Common Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Common Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Common Shares. In addition, the Declaration of Trust provides that Common Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by Vornado of the automatic exchange for Excess Shares shall be repaid to Vornado upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Common Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Common Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The Declaration of Trust provides that Vornado may purchase any Excess Shares that have been automatically exchanged for Common Shares as a result of a purported transfer or other event. The price at which Vornado may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Common Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Common Shares exchanged for such Excess Shares on the date that Vornado accepts the deemed offer to sell such Excess Shares. Vornado's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees of Vornado may exempt certain persons from the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, including the limitations applicable to holders who owned in excess of 6.7% of the Common Shares immediately after the Merger, if evidence satisfactory to the Board of Trustees is presented showing that such exemption will not jeopardize Vornado's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the Internal Revenue Service and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of Vornado.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2.0% of the outstanding Common Shares must give a written notice to Vornado containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as Vornado may request, in good faith, in order to determine Vornado's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

     The ownership restrictions described above may have the effect of precluding acquisition of control of Vornado unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interests of Vornado.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the taxation of Vornado and the material Federal income tax consequences to holders of the Securities is for general information only, and is not tax advice. The tax treatment of a holder of Securities will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Securities as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction) subject to special treatment under the Federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF THE COMPANY AS A REIT

     General

     In the opinion of Sullivan & Cromwell, commencing with its taxable year ended December 31, 1993, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Vornado's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. In providing its opinion, Sullivan & Cromwell is relying upon (i) representations received from Vornado and (ii) an opinion of Shearman & Sterling as to the qualification of Alexander's as a REIT. In providing its opinion to the effect that, commencing with Alexander's taxable year ending December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Alexander's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, Shearman & Sterling is in turn relying upon representations received from Alexander's. The qualification and taxation of Vornado and Alexander's as REITs depends upon their ability to meet, through actual annual operating results, distribution levels, stock ownership requirements and the various qualification tests imposed under the Code. Accordingly, while Vornado intends to continue to qualify to be taxed as a REIT, no assurance can be given that the actual results of Vornado's or Alexander's operations for any particular year will satisfy such requirements. Neither Sullivan & Cromwell nor Shearman & Sterling will monitor the compliance of the Company or Alexander's with the requirements for REIT qualification on an ongoing basis.

     The sections of the Code applicable to REITs are highly technical and complex. The material aspects thereof are summarized below.

     As a REIT, Vornado generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, Vornado will be subject to federal income tax as follows. First, Vornado will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, Vornado may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Vornado has
(i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Vornado has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Vornado should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Vornado fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect Vornado's profitability. Sixth, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which Vornado qualified as a REIT, Vornado recognizes gain on the disposition of any asset held by Vornado as of the beginning of the Recognition Period, then, to the extent of the excess of (a) fair market value of such asset as of the beginning of the Recognition Period over (b) Vornado's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not been promulgated; provided, however, that Vornado shall not be subject to tax on recognized Built-in Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-in Gain exceeds the net aggregate amount of Vornado's unrealized Built-in Gain as of the first day of the Recognition

Period. Eighth, if Vornado acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of Vornado is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Vornado recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by Vornado, then, pursuant to the Treasury regulations that have not yet been issued and to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

     Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     Vornado has satisfied conditions (1) through (5) and believes that it has also satisfied condition (6). In addition, Vornado's Declaration of Trust provides for restrictions regarding the ownership and transfer of Vornado's shares of beneficial interest, which restrictions are intended to assist Vornado in continuing to satisfy the share ownership requirements described in (5) and
(6) above. The ownership and transfer restrictions pertaining to the Preferred Shares and the Common Shares are described above under the headings "Description of Shares of Beneficial Interest -- Description of Preferred
Shares -- Restrictions on Ownership" and "Description of Shares of Beneficial Interest -- Description of Common Shares -- Restrictions on Ownership."

     Vornado owns a number of wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, Vornado's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of Vornado. Vornado believes that all of its wholly-owned subsidiaries are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Vornado's proportionate share of the assets, liabilities and items of income of any partnership in which Vornado is a partner, including the Operating Partnership, will be treated as assets, liabilities and items of income of Vornado for purposes of applying the requirements described herein. Thus, actions taken by partnerships in which Vornado owns an interest either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect Vornado's ability to satisfy the REIT income and assets tests and the determination of whether Vornado has net income from "prohibited transactions".

     Income Tests. In order to maintain qualification as a REIT, Vornado annually must satisfy three gross income requirements. First, at least 75% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property"-- which term generally includes expenses of Vornado that are paid or reimbursed by tenants) or from certain types of temporary investments. Second, at least 95% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for taxable years beginning on or before August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Vornado's gross income (including gross income from prohibited transactions) for such taxable year.

     Rents received by Vornado will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the terms "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that Vornado may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not considered "rendered to the occupant" of the property. Vornado does not derive significant rents from Related Party Tenants, and Vornado does not and will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). Vornado directly performs services for certain of its tenants. Vornado does not believe that the provision of such services will cause its gross income attributable to such tenants to fail to be treated as "rents from real property." For taxable years of Vornado beginning after August 5, 1997, if Vornado provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by Vornado for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as "rents from real property" unless the amounts received in respect of such services, together with amounts received for certain management services, exceeds 1% of all amounts received or accrued by Vornado during the taxable year with respect to such property. Under the literal wording of Section 856 of the Code, if the 1% threshold is exceeded, then all amounts received or accrued by Vornado with respect to the property will not qualify as "rents from real property", even if the impermissible services are provided to some, but not all, of the tenants of the property.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If Vornado fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if Vornado's failure to meet such tests was due to reasonable cause and not due to willful neglect, Vornado attaches a schedule of the sources of its income to its Federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Vornado would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess income.

     Asset Tests. Vornado, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Vornado's total assets must be represented by real estate assets (including (i) real estate assets held by Vornado's qualified REIT subsidiaries and Vornado's allocable share of real estate assets held by partnerships in which Vornado owns an interest, (ii) for a period of one year from the date of Vornado's receipt of proceeds of an offering of its shares of beneficial interest or long-term (at least five years) debt, stock or debt instruments purchased with such proceeds and (iii) stock issued by another
REIT), cash, cash items and government securities. Second, not more than 25% of Vornado's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another
REIT) owned by Vornado may not exceed 5% of the value of Vornado's total assets and Vornado may not own more than 10% of any one issuer's outstanding voting securities.

     Since March 2, 1995, Vornado has owned more than 10% of the voting securities of Alexander's. Since April of 1997, Vornado's ownership of Alexander's has been through the Operating Partnership rather than direct. Vornado's ownership interest in Alexander's will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Alexander's qualified as a REIT for each of taxable years beginning with its taxable year ending December 31, 1995 and continues to so qualify. In the opinion of Shearman & Sterling, commencing with Alexander's taxable year ended December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In providing its opinion, Shearman & Sterling is relying upon representations received from Alexander's.

     Since April of 1997 Vornado has also owned, through the Operating Partnership, more than 10% of the voting securities of Two Penn Plaza REIT, Inc. ("Two Penn REIT"). Vornado's indirect ownership interest in Two Penn REIT will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Two Penn REIT qualifies as a REIT for its first taxable year and each taxable year thereafter. Vornado believes that Two Penn REIT will also qualify.

     In order to ensure compliance with the 95% gross income test described above, Vornado transferred certain contract rights and obligations to VMC, a New Jersey corporation, in return for all of VMC's nonvoting preferred stock (the "Nonvoting Stock"). Since April of 1997, the Nonvoting Stock has been held by the Operating Partnership. The Nonvoting Stock entitles the holder thereof to 95% of the dividends paid by VMC. Vornado does not believe that its indirect ownership of the Nonvoting Stock will adversely affect its ability to satisfy the asset tests described above.

     Since April of 1997 and June of 1997, respectively, Vornado has also owned, through the Operating Partnership, nonvoting shares in the Management Corporation and Vornado RR, Inc. Vornado does not believe that the characteristics or value of such shares will cause Vornado to fail to satisfy the REIT asset tests described above.

     Annual Distribution Requirements. Vornado, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of Vornado's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and Vornado's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if Vornado disposes of any asset during its Recognition Period, Vornado will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Vornado timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Vornado does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Vornado intends to satisfy the annual distribution requirements.

     It is possible that Vornado, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Vornado. In the event that such timing differences occur, in order to meet the 95% distribution requirement, Vornado may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, Vornado may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Vornado's deduction for dividends paid for the earlier year. Thus, Vornado may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vornado will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify

     If Vornado fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Vornado will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Vornado fails to qualify will not be deductible by Vornado nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Vornado will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Vornado would be entitled to such statutory relief.

TAXATION OF HOLDERS OF DEBT SECURITIES

     As used herein, the term "U.S. Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States Federal income taxation on a net income basis in respect of the Debt Security and "U.S. Alien Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States Federal income tax on a net income basis in respect of income or gain from the Debt Security.

     U.S. Holders

     Payments of Interest. Interest on a Debt Security will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes.

     Purchase, Sale and Retirement of the Debt Securities. A U.S. Holder's tax basis in a Debt Security will generally be its U.S. dollar cost.

     A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the U.S. Holder's tax basis in the Debt Security. Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss, will be long-term capital gain or loss if the Debt Security was held for more than one year and may be eligible for a reduced rate of tax if the Debt Security was held for more than 18 months and in certain other circumstances.

     U.S. Alien Holders

     This discussion assumes that the Debt Security is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

     Under present United States Federal income and estate tax law, and subject to the discussion of backup withholding below:

     (i) payments of principal, premium (if any) and interest by the Operating Partnership or any of its paying agents to any holder of a Debt Security that is a U.S. Alien Holder will not be subject to United States Federal withholding tax if, in the case of interest (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership, (b) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Operating Partnership through stock ownership, and (c) either (A) the beneficial owner of the Debt Security certifies to the Operating Partnership or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security certifies to the Operating Partnership or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

     (ii) a U.S. Alien Holder of a Debt Security will not be subject to United States Federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

     (iii) a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States Federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnerships and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the time of the individual's death.

     Proposed Internal Revenue Service regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Proposed Regulations also would require, in the case of Debt Securities held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than the partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions they will include if and when adopted in temporary or final form.

     Information Reporting and Backup Withholding

     U.S. Holders. In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security and the proceeds of the sale of a Debt Security before maturity within the United States to non-corporate U.S. Holders, and "backup withholding" at a rate of 31% will apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

     U.S. Alien Holders. Information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest made by the Operating Partnership or a paying agent to a U.S. Alien Holder on a Debt Security if the certification described in clause (i)(c) under "U.S. Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a U.S. person. The Operating Partnership or a paying agent, however, may report (on Internal Revenue Form 1042-S) payments of interest on the Debt Securities.

     Payments of the proceeds from the sale by a U.S. Alien Holder of a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States Federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     The applicable Prospectus Supplement will contain a discussion of any special United States Federal income tax rules with respect to Debt Securities that are issued at a discount or premium or as a unit with other Securities, have a maturity of one year or less, provide for conversion rights, contingent payments, early redemption or payments that are denominated in or determined by reference to a currency other than the U.S. dollar or otherwise subject to special United States Federal income tax rules.

TAXATION OF HOLDERS OF COMMON SHARES OR PREFERRED SHARES

     U.S. Shareholders

     As used herein, the term "U.S. Shareholder" means a holder of Common Shares or Preferred Shares ("Shares") who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     As long as Vornado qualifies as a REIT, distributions made by Vornado out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. Distributions made by Vornado that are properly designated by Vornado as capital gain dividends will be taxable to U.S. Shareholders as gain from the sale of a capital asset held for more than one year (to the extent that they do not exceed Vornado's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his shares. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that Vornado makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the Shares have been held as a capital asset). For purposes of determining the portion of distributions on separate classes of Shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Preferred Shares before being allocated to other distributions. Dividends authorized by Vornado in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Vornado and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Vornado on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of Vornado.

     For taxable years of the Company beginning after August 5, 1997, U.S. Shareholders holding Shares at the close of Vornado's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of Vornado's taxable year falls, such amount as Vornado may designate in a written notice mailed to its shareholders. Vornado may not designate amounts in excess of Vornado's undistributed net capital gain for the taxable year. Each U.S. Shareholder required to include such a designated amount in determining such shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by Vornado in respect of such undistributed net capital gains. U.S. Shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have paid by such shareholders. U.S. Shareholders will increase their basis in their Shares by the difference between the amount of such includible gains and the tax deemed paid by the shareholder in respect of such gains.

     Distributions made by Vornado and gain arising from the sale or exchange by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

     Upon any sale or other disposition of Shares, a U.S. Shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Shares for tax purposes. Such gain or loss will be capital gain or loss if the Shares have been held by the U.S. Shareholder as a capital asset, will be long-term gain or loss if such Shares have been held for more than one year any may be eligible for reduced rate of tax if the Shares have been held for more than 18 months or in certain other circumstances. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares of Vornado that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from Vornado which were required to be treated as long-term capital gains.

     Backup Withholding. Vornado will report to its U.S. Shareholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide Vornado with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Vornado may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Vornado.

     Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Shares as "debt financed property" within the meaning of the Code and such Shares are not otherwise used in a trade or business, the dividend income from Shares will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Shares will not constitute UBTI unless such tax-exempt shareholder has held such Shares as "debt financed property" within the meaning of the Code or has used the Shares in a trade or business.

     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, respectively, income from an investment in Vornado's Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Shares. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as UBTI to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the equity interests in the REIT. Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts".

     A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (A) at least one qualified trust holds more than 25% (by value) of the interests in the REIT or (B) one or more qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as though the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. Vornado does not expect to be classified as a "pension-held REIT".

     Tax-exempt entities will be subject to the rules described above, under the heading "-- U.S. Shareholders" concerning the inclusion of Vornado's designated undistributed net capital gains in the income of its shareholders. Thus, such entities will be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

     Non-U.S. Shareholders

     The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

     Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by Vornado of U.S. real property interests (discussed below) and other than distributions designated by Vornado as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of Vornado. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). Vornado expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Shareholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Vornado or the appropriate withholding agent or (ii) the Non-U.S. Shareholder files an IRS Form 4224 (or a successor form) with Vornado or the appropriate withholding agent claiming that the distributions are "effectively connected" income.

     Distributions to a Non-U.S. Shareholder that are designated by Vornado at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by Vornado of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

     Return of Capital. Distributions in excess of current and accumulated earnings and profits of Vornado, which are not treated as attributable to the gain from disposition by Vornado of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Vornado.

     Capital Gain Dividends. For any year in which Vornado qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). Vornado is required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by Vornado as a capital gain dividend. However, if Vornado designates as a capital gain dividend a distribution made prior to the day Vornado actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Shareholder) such distribution is not subject to withholding under FIRPTA; rather, Vornado must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability.

     Sales of Shares. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of Common Shares generally will not be taxed under FIRPTA if Vornado is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the stock is and was held directly or indirectly by foreign persons. It is currently anticipated that Vornado will continue to be a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is treated as "effectively connected" with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

     If Vornado were not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of Shares would be subject to tax under FIRPTA only if the selling Non-U.S. Shareholder owned more than 5% of the class of Shares sold at any time during a specified period (generally the shorter of the period that the Non-U.S. Shareholder owned the Shares sold or the five-year period ending on the date of disposition). If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such Shares would be required to withhold 10% of the gross purchase price.

     Treaty Benefits. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Shareholders that are partnerships or entities that are similarly fiscally transparent for Federal income tax purposes, and persons holding Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.

     Under the Proposed Regulations, however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Proposed Regulations, in the case of Shares held by a foreign partnership, (x) the certification requirement would generally be applied to the partners in the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Proposed Regulations provide look-through rules in the case of tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted.

OTHER TAX CONSEQUENCES

     Vornado and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Vornado and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vornado.

                              PLAN OF DISTRIBUTION

     Vornado and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Vornado's Common Shares being registered hereby may be issued in connection with the exchange of the Debt Securities of the Operating Partnership. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the related Prospectus Supplement. Such underwriters may include Goldman, Sachs & Co., or a group of underwriters represented by firms including Goldman, Sachs & Co. Goldman, Sachs & Co. may also act as agents. Vornado and the Operating Partnership have reserved the right to sell the Securities directly to investors on their own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices that may be changed or at negotiated prices. Vornado and the Operating Partnership also may, from time to time, authorize dealers, acting as Vornado's or the Operating Partnership's agents, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from Vornado or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by Vornado or the Operating Partnership to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Vornado or the Operating Partnership, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

     Any Securities issued hereunder (other than Common Shares and Series A Preferred Shares) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Securities are sold by Vornado or the Operating Partnership for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, Vornado, the Operating Partnership and certain of their affiliates in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus by reference from Vornado's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, the Balance Sheet of Vornado Realty L.P. as at April 14, 1997 incorporated by reference in this Prospectus from Vornado Realty L.P.'s Registration Statement on Form 10 filed with the Commission on June 12, 1997, as amended, and the combined statement of revenues and certain expenses of Ninety Park Avenue incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997 and from Vornado Realty L.P.'s Current Report on Form 8K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of 866 U.N. Plaza Associates LLC; the combined financial statements of M Eleven Associates, M393 Associates and Eleven Penn Plaza Company; the financial statements of Two Penn Plaza Associates L.P.; the financial statements of 1740 Broadway Associates, L.P.; and the financial statements of B&B Park Avenue L.P., all incorporated herein by reference from Vornado's Current Report on Form 8-K, dated March 12, 1997, as amended by Vornado's Current Report on Form 8-K/A, dated March 12, 1997, and the combined financial statements of the Mendik Predecessors incorporated by reference herein from the Vornado Realty L.P. Registration Statement on Form 10 filed with the Commission on June 12, 1997, as amended, have been audited by Friedman Alpren & Green LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Two Park Company, a New York general partnership, incorporated herein by reference from Vornado's Current Report on Form 8-K, dated March 12, 1997, as amended by Vornado's Current Report on Form 8-K/A, dated March 12, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The statement of Revenue and Certain Expenses of Green Acres Mall and the Plaza at Green Acres incorporated by reference in this Prospectus and elsewhere in the Registration Statement from Vornado Realty Trust's Current Report on Form 8K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997 and from Vornado Realty L.P.'s Current Report on Form 8K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                           VALIDITY OF THE SECURITIES

     The validity of any Debt Securities issued hereunder will be passed upon for the Operating Partnership and the validity of any Depositary Shares issued hereunder will be passed upon for Vornado by Sullivan & Cromwell, New York, New York, counsel to Vornado and the Operating Partnership, and the validity of any Preferred Shares, or Common Shares issued hereunder will be passed upon for Vornado by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, counsel to Vornado. The validity of any Securities issued hereunder will be passed upon for any underwriters by the counsel named in the applicable Prospectus Supplement.

                                   [RIDER 6]

                                  ACQUISITIONS

    TRANSACTION        PROPERTY TYPE                   DESCRIPTION                       COST
--------------------  ---------------   ------------------------------------------  ---------------
                                                                                      (MILLIONS)
Mendik                Office            Interest in all or a portion of seven
                                        Manhattan office buildings containing
                                        approximately 4 million square feet             $   656
Montehiedra           Shopping Center   523,000 square foot center in San Juan,
                                        Puerto Rico                                          77
90 Park Avenue        Office            Manhattan office building containing
                                        875,000 square feet                                 185
Riese                 Retail            4 Manhattan properties, and a mortgage
                                        loan receivable cross-collateralized by
                                        another 10 Manhattan properties                      67
Americold/URS         Cold storage      60% interest in two logistics and cold
                                        storage warehouse companies                         569
Arbor (Green Acres)   Shopping Center   Super-regional enclosed mall containing
                                        1.7 million square feet                             225
Charles E. Smith      Office            15% limited partnership interest                     60
  Commerical Realty,
  L.P.
Hotel Pennsylvania    Hotel             40% interest in hotel containing 800,000
                                        square feet of hotel space (1,700 rooms),
                                        and
                                        400,000 square feet of retail and office
                                        space                                                64
Caguas                Shopping Center   50% interest in center, currently under
                                        construction, in Caguas, Puerto Rico                 68
20 Broad Street       Office            Mortgage loan on property leased to single
                                        tenant -- the New York Stock Exchange                27
YMCA Property         Residential       Condominium units to be constructed
                                        overlooking Central Park, Manhattan                  63
                                                                                        -------
                                                                                        $ 2,061
                                                                                    ===========

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 19, 1997)

                               14,000,000 SHARES

                                  VORNADO LOGO
                      COMMON SHARES OF BENEFICIAL INTEREST
                            ------------------------

    Vornado Realty Trust ("Vornado" and collectively with its consolidated subsidiaries, the "Company") is a fully-integrated real estate investment trust organized under the laws of the State of Maryland. The Company currently owns:
(i) 58 shopping center properties in seven states and Puerto Rico containing
10.5 million square feet, including 1.2 million square feet built by tenants on land leased from the Company; (ii) all or portions of 10 office building properties in the New York City metropolitan area (primarily Manhattan) containing 5.0 million square feet; (iii) eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; (iv) approximately 29.3% of the outstanding common stock of Alexander's, Inc., which has nine properties in the New York City metropolitan area; (v) a 40% interest in a hotel containing 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space; (vi) mortgages on various office, restaurant and other retail properties; and (vii) other owned retail properties. See "Recent Developments" for information on pending transactions.

    Upon completion of the pending investments described herein, the Company will have completed over $2 billion of real estate investments since January 1, 1997. Although past performance is no indication of future performance, the total return to holders of Vornado's common shares of beneficial interest (the "Common Shares") from December 18, 1996, the closing date of the Company's last offering of Common Shares, through September 30, 1997 was approximately 68%, including distributions and share price appreciation.

    All of the Common Shares offered hereby are being sold by Vornado. Of the 14,000,000 Common Shares offered hereby, 2,800,000 Common Shares are being initially offered outside of the United States and Canada, and the remaining 11,200,000 Common Shares are being initially offered in the United States and Canada. See "Underwriting." Upon the closing of this offering, Vornado's trustees and senior management will beneficially own approximately 28.7% of the common equity of the Company (representing a market value in excess of $900 million based on the last reported sale price of the Common Shares on the New York Stock Exchange (the "NYSE") on October 21, 1997). The Common Shares are listed on the NYSE under the symbol "VNO". On October 20, 1997, Vornado paid a 100% Common Share dividend to holders of record of Common Shares at the close of business on October 15, 1997 (all per share information in this Prospectus Supplement has been adjusted to reflect the 100% Common Share dividend). Vornado currently expects to declare a cash distribution of $.40 per Common Share in the fourth quarter of 1997, representing an increase of $.08 per Common Share, or 25%, over the $.32 per Common Share distribution declared in the third quarter of 1997. The last reported sale price of the Common Shares on the NYSE on October 21, 1997 was $46 per share.

    In order to maintain Vornado's qualification as a real estate investment trust ("REIT") for federal income tax purposes, Vornado's Declaration of Trust provides that no person may own more than 6.7% of the outstanding Common Shares. Shares owned in excess of such limit shall be deemed "Excess Shares" pursuant to Vornado's Declaration of Trust, in which case the holder will lose certain ownership rights with respect to such shares and Vornado will have the right to purchase such Excess Shares from the holder. See "Description of Common
Shares -- Restrictions on Ownership" in the accompanying Prospectus.

     SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================================
                                                              PRICE TO                                      PROCEEDS TO
                                                               PUBLIC               UNDERWRITING             COMPANY(2)
                                                                                    DISCOUNT(1)
------------------------------------------------------------------------------------------------------------------------------
Per Share.............................................          $45.00                 $2.14                   $42.86
------------------------------------------------------------------------------------------------------------------------------
Total(3)..............................................       $630,000,000           $29,960,000             $600,040,000
==============================================================================================================================

(1) The Company and Vornado Realty L.P. have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $1,300,000 payable by the Company.

(3) The Company has granted the several International Managers a 30-day option to purchase up to 420,000 additional Common Shares to cover any over-allotments, and has granted the several U.S. Underwriters a 30-day option to purchase up to 1,680,000 additional Common Shares to cover any over-allotments. If both options are exercised in full, the maximum total Price to Public, Underwriting Discount and Proceeds to Company will be $724,500,000, $34,454,000 and $690,046,000, respectively. See
    "Underwriting."
                            ------------------------

    The Common Shares are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares offered hereby will be made in New York, New York on or about October 27, 1997.
                            ------------------------
MERRILL LYNCH INTERNATIONAL                          GOLDMAN SACHS INTERNATIONAL
       FURMAN SELZ
                   SALOMON BROTHERS INTERNATIONAL LIMITED

                                                                           SMITH
BARNEY INC.
                                                                     UBS LIMITED

          The date of this Prospectus Supplement is October 21, 1997.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the purchase agreement (the "International Purchase Agreement") among the Company and each of the underwriters named below (the "International Managers"), the Company has agreed to sell to each of the International Managers, and each of the International Managers severally has agreed to purchase from the Company, the aggregate number of Common Shares set forth below opposite their respective names:

                                                                                NUMBER OF
                                INTERNATIONAL MANAGERS                           SHARES
                                                                                ---------
    Merrill Lynch International...............................................    466,670
    Goldman Sachs International ..............................................    466,666
    Furman Selz LLC...........................................................    466,666
    Salomon Brothers International Limited....................................    466,666
    Smith Barney Inc. ........................................................    466,666
    UBS Limited...............................................................    466,666
                                                                                ---------
                 Total........................................................  2,800,000
                                                                                =========

     The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement" and together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Furman Selz LLC, Salomon Brothers Inc, Smith Barney Inc. and UBS Securities LLC are acting as representatives. Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 2,800,000 Common Shares to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase from the Company, an aggregate of 11,200,000 Common Shares. The public offering price per share and the underwriting discount per share are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In each Purchase Agreement, the International Managers and the U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares being sold pursuant to each such Purchase Agreement if any of such Common Shares are purchased. Under certain circumstances, the commitments of nondefaulting International Managers or U.S. Underwriters may be increased. The closing with respect to the sale of the shares to be purchased by the International Managers and the U.S. Underwriters are conditioned, one upon the other.

     The International Managers have advised the Company that the International Managers propose initially to offer the Common Shares to the public at the price per share set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $1.20 per share. The International Managers may allow, and such dealers may re-allow, a discount not in excess of $.10 per share on sales to certain other dealers. After the date of this Prospectus Supplement, the initial price per share to the public and concession and discount may be changed by the International Managers.

     The Company has been informed that the International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell Common Shares to each other for purposes of resale at the price per share to the public on the cover page of this Prospectus Supplement, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are United States persons or Canadian persons or to persons they believe intend to resell to persons who are United States persons or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are non-United States and non-Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

     The Company has granted an option to the International Managers, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 420,000 additional Common Shares solely to cover over-allotments, if any, at the price per share to the public set forth on the cover page of this Prospectus

Supplement, less (i) the underwriting discount set forth on the cover of this Prospectus Supplement, and (ii) an amount per share equal to any dividends or distributions declared by the Company and payable on the 2,800,000 Common Shares firmly underwritten by the International Managers but not payable on the Common Shares subject to such over-allotment option. To the extent that the International Managers exercise this option, each International Manager will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of Common Shares to be purchased by it shown in the foregoing table bears to the Common Shares initially offered hereby. The Company has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 1,680,000 additional Common Shares solely to cover over-allotments, if any, on terms similar to those granted to the International Managers.

     In the Purchase Agreements, the Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), or to contribute to payments the Underwriters may be required to make in respect thereof. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company and the Operating Partnership have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

     Each International Manager has represented and agreed that (i) it has not offered or sold, and will not for a period of six months following consummation of the offering offer or sell any Common Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent ) for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995, (ii) it has complied with and will comply with all applicable provisions of the Public Offers of Securities Regulations 1995 and the Financial Services Act 1986 with respect to anything done by it in relation to the Common Shares in, from, or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of the Common Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Subject to certain exceptions, the Company, Steven Roth, Michael Fascitelli and Interstate Properties have agreed that, during the period beginning from the date of this Prospectus Supplement and continuing to and including the date 75 days after the date of this Prospectus Supplement, they will not offer, sell, contract to sell or otherwise dispose of any Common Shares or any securities which are convertible into or exercisable or exchangeable for Common Shares, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, other than (i) Common Shares issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof,(ii) any Common Shares issued or options to purchase Common Shares granted pursuant to existing employee benefit plans of the Company, (iii) any Common Shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan or (iv) any Common Shares (or securities convertible into or exercisable or exchangeable for Common Shares) issued by the Company in connection with acquisitions.

     In connection with the offering, the rules of the Commission permit the International Managers and the U.S. Representatives to engage in certain transactions that stabilize the price of the Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

     If the International Managers or the U.S. Underwriters create a short position in the Common Shares in connection with the offering, i.e., if they sell more Common Shares than are set forth on the cover page of this Prospectus Supplement, the International Managers and the U.S. Representatives, respectively, may reduce that short position by purchasing Common Shares in the open market.

     The International Managers and the U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the International Managers and the U.S. Representatives purchase Common Shares in the open market to reduce the International Managers' or the U.S. Underwriters' short position, respectively, or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and any selling group members who sold those Common Shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the International Managers or the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates provide investment banking and other services to the Company. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated represented the Mendik Group in connection with the Mendik Transaction and received a fee in connection therewith. Richard West, a trustee of the Company, is also a director or trustee of various investment companies managed by Merrill Lynch Asset Management, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Goldman, Sachs & Co. provides investment banking and other services to the Company and Alexander's. In addition, Goldman, Sachs & Co. represented the Company in connection with the Mendik Transaction and received a fee in connection therewith. Mr. Fascitelli, the President of the Company, was formerly a partner of Goldman, Sachs & Co. Salomon Brothers Inc provides investment banking and other services to the Company. In addition, Salomon Brothers Inc represented the Company in connection with its acquisitions of the Montehiedra Town Center and its interest in the Caguas Centrum Shopping Center and will receive a fee in connection therewith. See "Recent Developments -- Puerto Rico Transactions". Salomon Brothers Inc has also represented the Company in connection with its pending acquisitions of the Cold Storage Companies and will receive a fee in connection therewith. UBS, an affiliate of UBS Securities LLC and UBS Limited, is a major lender to the Company. In April 1997, the Operating Partnership entered into a Credit Agreement with UBS pursuant to which the Operating Partnership borrowed $400 million. The Credit Agreement was subsequently replaced with a $600 million revolving line of credit (the "Line of Credit") provided by lending institutions led by UBS. UBS received certain fees in connection with the Credit Agreement and the Line of Credit. The Company intends to use a portion of the net proceeds realized from the sale of the Common Shares offered hereby to repay indebtedness owed to UBS under the Line of Credit. See "Use of Proceeds." In addition, UBS provides investment banking services to the Company.

     The Common Shares are listed on the NYSE under the symbol "VNO."

                         VALIDITY OF THE COMMON SHARES

     The validity of the Common Shares offered hereby will be passed upon for Vornado by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, certain legal matters will be passed upon for Vornado by Sullivan & Cromwell, New York, New York and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Sullivan & Cromwell and Skadden, Arps, Slate, Meagher & Flom LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll with respect to certain matters of Maryland law.

                                    EXPERTS

     The financial statements of URS, Montehiedra Town Center and Riese Properties, all incorporated in this Prospectus Supplement by reference from the Company's Current Report on Form 8-K filed October 8, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Americold incorporated in this Prospectus Supplement by reference from the Company's Current Report on Form 8-K filed October 8, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          ---------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        -----
Prospectus Supplement Summary.........    S-3
Additional Risk Factors...............    S-8
The Company...........................    S-8
Properties............................   S-12
Recent Developments...................   S-19
Use of Proceeds.......................   S-22
Capitalization........................   S-23
Description of Shares of Beneficial
  Interest............................   S-24
Price Range of the Common Shares
  and Distributions...................   S-24
Management............................   S-25
Federal Income Tax Considerations.....   S-26
Underwriting..........................   S-27
Validity of the Common Shares.........   S-29
Experts...............................   S-29

                 PROSPECTUS
Available Information.................      2
Incorporation of Certain Documents
  by Reference........................      3
Risk Factors..........................      4
Vornado and the Operating
  Partnership.........................     10
Use of Proceeds.......................     10
Consolidated Ratios of Earnings to
  Fixed Charges and Combined Fixed
  Charges and Preferred Share Dividend
  Requirements........................     11
Description of Debt Securities........     11
Description of Shares of Beneficial
  Interest............................     20
Federal Income Tax Considerations.....     30
Plan of Distribution..................     41
Experts...............................     41
Validity of the Securities............     42

======================================================
======================================================

                               14,000,000 SHARES
                                  VORNADO LOGO
                                COMMON SHARES OF
                              BENEFICIAL INTEREST
                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                          ---------------------------

                          MERRILL LYNCH INTERNATIONAL
                          GOLDMAN SACHS INTERNATIONAL
                                  FURMAN SELZ
                         SALOMON BROTHERS INTERNATIONAL
                                    LIMITED
                               SMITH BARNEY INC.
                                  UBS LIMITED
======================================================